Exhibit 10.1

Execution Version

MASTER FRAMEWORK AGREEMENT

BY AND AMONG

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,

NINGBO AURA SEMICONDUCTOR CO., LTD.,

AURA SEMICONDUCTOR PVT. LTD.,

AURA SEMICONDUCTOR LIMITED,

SHAOXING YUANFANG SEMICONDUCTOR CO LTD.,

AND

AIM CORE HOLDINGS LIMITED

September 23, 2025

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	LICENSE OF INTELLECTUAL PROPERTY		14
	2.1	Exclusive Licenses to onsemi	14
	2.2	Reservation of Rights by the Aura Entities	15
	2.3	Restrictive Covenants	16
	2.4	Prosecution and Enforcement of the Licensed IP	17
	2.5	Recordation	19
	2.6	Financial Security	19
	2.7	Release and Covenant Not to Assert	19
	2.8	Steering Committee	20
3.	ASSET SALE		20
	3.1	Specified Assets	20
	3.2	Excluded Assets	20
	3.3	No Assumed Liabilities	20
	3.4	Closing	20
	3.5	Closing Date Payment	21
4.	DEVELOPMENT OF CATEGORY 3 PRODUCTS.		21
	4.1	General	21
	4.2	Access to Treo Platform	21
	4.3	Work Products and Intellectual Property	21
	4.4	No Restriction	22
	4.5	Infringement of Third Party Rights	22
	4.6	Remedy for Category 3 Infringement Claims	22
5.	CONSIDERATION		23
	5.1	Total Consideration	23
	5.2	Delivery; Acceptance and Payment	23
	5.3	Withholding	24
	5.4	Earnout Consideration	24
	5.5	Holdback and Set-Off Rights	26
6.	REPRESENTATIONS AND WARRANTIES OF THE AURA ENTITIES		26
	6.1	Organization, Standing and Power; No Subsidiary	26
	6.2	Authority; Binding Nature of Agreement; Non-Contravention	26
	6.3	Governmental Authorization	27
	6.4	Aura Financial Statements; Distribution of Consideration	27
	6.5	Capital Structure	27

-i-

	6.6	Litigation	28
	6.7	Intellectual Property	28
	6.8	Aura Products	33
	6.9	Privacy; Security Measures	34
	6.10	Complete Copies of Materials	34
	6.11	Material Contracts	34
	6.12	Warranties	36
	6.13	Title to Property; Assets	36
	6.14	Environmental Matters	36
	6.15	Taxes	37
	6.16	Employee Matters	38
	6.17	Insurance	38
	6.18	Compliance With Laws	38
	6.19	Brokers’ and Finders’ Fee	38
	6.20	International Trade Matters	38
	6.21	Anti-Corruption Compliance	39
	6.22	Compliance with Rights of First Refusal	40
	6.23	Solvency	40
	6.24	Representations Complete	40
7.	REPRESENTATIONS AND WARRANTIES OF ONSEMI		40
	7.1	Organization, Standing and Power	40
	7.2	Authority; Binding Nature of Agreement	40
8.	ADDITIONAL AGREEMENTS		41
	8.1	Conduct of the Business	41
	8.2	No Solicitation	42
	8.3	Access to Information	43
	8.4	Notification of Certain Matters	43
	8.5	Confidentiality	43
	8.6	Public Disclosure	45
	8.7	Expenses	45
	8.8	Tax Matters	45
	8.9	Certain Transitional Matters	47
	8.10	Reasonable Efforts; Further Assurances	47
	8.11	Reconciliation	47
	8.12	Agreements Relating to Transfer of Specified Assets	47
	8.13	Aura-Registered Intellectual Property	48
	8.14	Non-Solicitation of Employees	48

-ii-

	8.15	Compliance with Trade Controls	49
	8.16	Government Filing and Registration	49
9.	AURA CHANGE OF CONTROL		49
	9.1	Change of Control	49
	9.2	Transfer of Intellectual Property Upon Triggering Event	50
	9.3	Covenants Not to Sue	52
10.	CONDITIONS TO CLOSING		52
	10.1	Conditions to the Obligations of onsemi	52
	10.2	Conditions to Obligations of the Aura Entities	54
11.	TERMINATION AND WAIVER		54
	11.1	Termination	54
	11.2	Effect of Termination	55
	11.3	Extension; Waiver	55
12.	INDEMNIFICATION		55
	12.1	Indemnification by the Aura Entities	55
	12.2	Indemnification by onsemi	56
	12.3	Survival of Representations and Warranties	56
	12.4	Limits on Indemnification	57
	12.5	Source of Recovery	57
	12.6	Indemnification Claims	57
	12.7	Resolution of Conflicts	58
	12.8	Third-Party Claims	58
	12.9	Tax Effect of Indemnification Payments	59
	12.10	Effect of Investigation	59
	12.11	Exclusive Remedy	59
13.	GENERAL PROVISIONS		59
	13.1	Notices	59
	13.2	Counterparts; Facsimile	60
	13.3	Entire Agreement; Non-assignability; Parties in Interest	60
	13.4	Severability	61
	13.5	Remedies Cumulative	61
	13.6	Governing Law; Dispute Resolution	61
	13.7	Rules of Construction	62
	13.8	Specific Enforcement	62
	13.9	Amendment; Waiver	62
	13.10	Languages	62
	13.11	Interpretation	62

-iii-

LIST OF EXHIBITS

EXHIBIT A	Form of Support Services Agreement

EXHIBIT B	Form of Bill of Sale

Exhibit C	Form of Guarantee by Aura Guarantors

Exhibit D	Form of Treo Technology Access Agreement

LIST OF SCHEDULES

SCHEDULE 1.1(a)	Category 1 Products

SCHEDULE 1.1(b)	Category 2 Products

SCHEDULE 1.1(c)	Category 3 Products

Schedule 1.1(d)	Aura Knowledge Parties

Schedule 1.1(e)	Exceptions to Restricted Customers

Schedule 1.1(f)	Semiconductor Product Platforms

Schedule 4.2	Additional Approved Treo User Schedule

Schedule 5.1	Consideration and Delivery Schedule

Schedule 5.4(a)	Earnout Schedule

MASTER FRAMEWORK AGREEMENT

This Master Framework Agreement (as may be amended, supplemented or modified from time to time, this “Agreement”) is made and entered into as of September 23, 2025 (the “Execution Date”), by and among (a) Semiconductor Components Industries, LLC, a Delaware corporation (“onsemi”), (b) Ningbo Aura Semiconductor Co., Ltd., a limited liability company incorporated under the laws of People’s Republic of China (“Aura China”), (c) Aura Semiconductor Pvt. Ltd., a company incorporated under the laws of India (“Aura India”), (d) Shaoxing Yuanfang Semiconductor Co Ltd., a limited liability company incorporated under the laws of People’s Republic of China (“Aura Shaoxing”), (e) Aura Semiconductor Limited, a limited company incorporated and existing under the laws of Hong Kong (“Aura HK”), and (f) Aim Core Holdings Limited, a company organized and existing under the laws of British Virgin Islands (“Aura BVI” and collectively with Aura China, Aura India, Aura Shaoxing and Aura HK, the “Aura Entities” or singularly, as each, an “Aura Entity”).  The Aura Entities, on the one hand, and onsemi, on the other hand, are sometimes referred to herein collectively as the “Parties” or each as a “Party”.

Recitals

A.          The Aura Entities are engaged in the business of Aura Business and have developed, and continue to develop, certain products and intellectual property as part of the Aura Business.

B.          onsemi desires to license from the Aura Entities, and the Aura Entities are willing to grant a license to onsemi of, certain intellectual property pursuant to the terms and conditions hereinafter set forth; the Aura Entities desire to sell, convey, transfer, deliver and assign to onsemi, and onsemi desires to purchase from the Aura Entities, the Specified Assets, and in furtherance thereof, at, and subsequent to, the Closing, the Aura Entities will sell, convey, deliver and assign to onsemi, and onsemi will purchase and assume from the Aura Entities, the Specified Assets free and clear of all Encumbrances (except for any Permitted Encumbrances) (the “Asset Sale” and together with the License and other transactions contemplated by this Agreement and the Ancillary Agreements, the “Transactions”), all on the terms and conditions hereinafter set forth;

C.          Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement for onsemi’s willingness to have entered into this Agreement, all of the Aura Guarantors have executed and delivered to onsemi a Guarantee in the form attached hereto as Exhibit C (the “Guarantee”), to become effective upon the Closing; and

D.            The Parties desire to make certain representations and warranties and other agreements in connection with the Transactions.

Now, Therefore, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acceptance Criteria” has the meaning set forth in Section 5.2(b).

“Acceptance Notice” has the meaning set forth in Section 5.2(b).

“Acquisition Proposal” has the meaning set forth in Section 8.2(a).

“Acquisition Transaction” has the meaning set forth in Section 8.2(a).

“Action” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, cause of action, demand, lawsuit, inquiry, notice of violation, citation, summons, subpoena, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Approved Treo Users” means designated independent contractors of the Aura Entities approved by onsemi to enter into a Treo technology access agreement and obtain access to the Treo PDK solely for the purposes under Section 4.2, as set forth in Schedule 4.2, as may be amended from time to time upon prior written consent of onsemi.

“Additional Key Markets” has the meaning set forth in Section 2.4(a).

“Affiliate” with respect to any specified Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means, collectively, the Bill of Sale, Support Services Agreement, Guarantee, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption/AML Law” means, collectively, (a) the FCPA, the UK Bribery Act 2010, and any other applicable anti-corruption laws or regulations, and (b) the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where any of the Aura Entities conducts business (or are otherwise applicable to any of the Aura Entities), the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.

“Applicable Law” means, collectively, all applicable federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, Order, judicial or arbitral or administrative or regulatory judgment, injunction, decision, or rule of law, including general principles of common law and equity, or other requirement or rule of law promulgated or issued by a Governmental Entity.

“Arbitral Tribunal” has the meaning set forth in Section 13.6(b).

“Assets” means properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible.

“Asset Sale” has the meaning set forth in the recitals.

“Aura Business” means the operation of the business of the Aura Entities as currently conducted and as currently proposed to be conducted between the Execution Date and the Closing Date, relating to the design, development, manufacture, marketing and sale of Vcore power management components and systems, including multiphase controllers, smart power stage (SPS) products or SPS modules.

“Aura BVI” has the meaning set forth in the introductory paragraph.

“Aura Category 3 Background IP” has the meaning set forth in Section 4.3.

“Aura Change of Control” has the meaning set forth in Section 9.1(b)(i).

“Aura China” has the meaning set forth in the introductory paragraph.

“Aura Closing Certificate” has the meaning set forth in Section 10.1(c).

“Aura Disclosure Schedule” has the meaning set forth in Section 6.

“Aura Enforcement Claim” has the meaning set forth in Section 2.4(c)(ii)(2).

“Aura Entities” has the meaning set forth in the introductory paragraph.

“Aura Financial Statements” has the meaning set forth in Section 6.4.

“Aura Guarantors” means, collectively, (a) Wang Chengdong, an individual, (b) Wang Yingpu, an individual, (c) Zhang Liping, an individual, (d) Hong Kong Aura Investment Co. Limited, a limited company incorporated and existing under the laws of Hong Kong, (e) HSP Investment Holdings Limited, a limited company incorporated and existing under the laws of Hong Kong, (f) Ideal Kingdom Limited, a limited company incorporated and existing under the laws of Hong Kong, and (g) Ningbo Shuangquan Venture Capital Partnership (Limited Partnership) a limited partnership organized under the laws of People’s Republic of China.

“Aura HK” has the meaning set forth in the introductory paragraph.

“Aura-Indemnified Person” has the meaning set forth in Section 12.2.

“Aura India” has the meaning set forth in the introductory paragraph.

“Aura Insolvency Event” has the meaning set forth in Section 9.2(f)(i).

“Aura Intellectual Property” means the Aura-Owned Intellectual Property and the Aura-Licensed Intellectual Property, including the Licensed IP.

“Aura-Licensed Intellectual Property” means, in relation to the Specified Assets and Licensed IP, Intellectual Property owned or controlled by any Person other than the Aura Entities that (a) is used by or licensed to any of the Aura Entities (or any of their Affiliates), (b) for which any of the Aura Entities (or any of their Affiliates) has received from such Person a covenant not to sue or assert or other immunity from suit, or (c) such Person has undertaken an obligation to any of the Aura Entities (or any of their Affiliates) to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against any of the Aura Entities (or any of their Affiliates) or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against any of the Aura Entities (or any of their Affiliates).

“Aura-Made Product” means any product, the design for which is owned or controlled by any of the Aura Entities (or any of their Affiliates), that is both (a) made by or for any of the Aura Entities (or any of their Affiliates); and (b) sold by any of the Aura Entities (or any of their Affiliates).

“Aura-Owned Intellectual Property” means, in relation to the Specified Assets and Licensed IP, all (a) Intellectual Property that is solely owned by any of the Aura Entities (or any of their Affiliates), (b) Intellectual Property that is purported to be solely owned by any of the Aura Entities (or any of their Affiliates), and (c) Intellectual Property in which any of the Aura Entities (or any of their Affiliates) has any joint ownership interest or in which any of the Aura Entities (or any of their Affiliates) purports to have any joint ownership interest.

“Aura Products” means each and all products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of any of the Aura Entities or any of their Affiliates, at any time in connection with the Aura Business or the Aura Restricted Period Business, and in each case, whether currently being distributed or used, currently under development, and including any components, elements, parts, integrated circuits, tools, software, firmware, middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof.

“Aura-Registered Intellectual Property” means all Registered Intellectual Property that is included in the Aura-Owned Intellectual Property, including the Licensed Patents.

“Aura-Restricted Customer” means any third-party Person where the group headquarters of the OEM customer is located in the ROW Territory, unless otherwise specified in Schedule 1.1(e).

“Aura Restricted Period Business” means, in relation to the Licensed IP, Specified Assets and the Transactions, the operation of the business of the Aura Entities as conducted during the Restricted Period relating to the design, development, manufacture, marketing and sale of Vcore power management components and systems, including multiphase controllers, SPS products or SPS modules.

“Aura-Restricted Product” means any (a) Licensed Product, or (b) other product in Vcore power management components and systems, including multiphase controllers, SPS products or SPS modules.

“Aura-Restricted Transaction” means any Contract pursuant to which any of the Aura Entities (or any of their Affiliates) sells an Aura-Restricted Product to an Aura-Restricted Customer, in each case, whether as a standalone power management component or subcomponent or for incorporation into a higher-level product or system of such Aura-Restricted Customer.

“Aura Service Entities” has the meaning set forth in the Support Services Agreement.

“Aura Shaoxing” has the meaning set forth in the introductory paragraph.

“Aura Source Code” means the source code of all Aura Technology, together with all extracts, portions and segments thereof.

“Aura Successors” means any Person who, as a result of an Aura Change of Control, succeeds to the entire power management business of the Aura Entities and their Affiliates, including the design, development, manufacture, marketing and sale of Vcore power management components and systems, including multiphase controllers, SPS products or SPS modules, provided that, in accordance with Section 8.1, such Person has assumed, and agreed in writing to be bound by, all of the Aura Entities obligations under this Agreement and the Ancillary Agreements.

“Aura Technology” means all Technology owned by or licensed to any of the Aura Entities (or any of their Affiliates) or purported to be owned by or licensed to any of the Aura Entities (or any of their Affiliates) that is used by or on behalf of any of the Aura Entities (or any of their Affiliates) in connection with the conduct of the Aura Business, Aura Restricted Period Business, or the design, development, testing, manufacture, packaging, making, having made, support, maintenance, use, improvement, operation, distribution, commercialization, marketing, importing, selling, offering for sale, leasing, or otherwise exploitation of the Licensed Products, including any Technology limited to that which comprises the Licensed IP and Specified Assets.

“Aura Territory” means the territories comprising (a) the mainland regions of the People’s Republic of China; (b) the Hong Kong Special Administrative Region; and (c) the Macau Special Administrative Region.

“Aura Triggering Breach” has the meaning set forth in Section 9.2(f)(iii).

“Aura Triggering Change of Control” has the meaning set forth in Section 9.1(b)(ii).

“Aura’s Knowledge” means the knowledge of any of the individuals identified in Schedule 1.1(d); provided, however, that each such individual shall be deemed to have “knowledge” of a fact or matter if such individual would reasonably be expected to discover or become aware of that fact or matter in the course of carrying out a due inquiry with respect to those individuals having responsibility at each relevant Aura Entity (including in particular Aura China, Aura Shaoxing, and Aura India) for such fact or matter.

“Beneficial Owner” has the meaning set forth in Section 9.1(b)(iii).

“Bill of Sale” has the meaning set forth in Section 10.1(g).

“Business Confidential Information” means any and all trade secrets, business or technical information, and information and materials, whether or not stored in any medium, relating to the Aura Business, including business information, Aura Technology owned or purported to be owned by any of the Aura Entities, Aura-Owned Intellectual Property, the Specified Assets, Licensed IP, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including source code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how; provided, however, that the foregoing shall only be deemed to be “Business Confidential Information” to the extent related to the Aura Business, Specified Assets and Licensed IP.  Notwithstanding the foregoing, “Business Confidential Information” shall exclude all onsemi Confidential Information.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Scottsdale, Arizona, or the People’s Republic of China, are authorized or required by Applicable Law to be closed for business.

“Category 1 Products” means certain Aura Products manufactured and delivered (or as may be otherwise mutually agreed upon in writing by the Parties) via the same supply chain as engaged by the Aura Entities prior to the Closing Date, as described in more detail in Schedule 1.1(a).

“Category 2 Products” means certain Aura Products manufactured and delivered (or as may be otherwise mutually agreed upon in writing by the Parties) via supply chain designated by onsemi following the Closing Date, as described in more detail in Schedule 1.1(b).

“Category 3 Infringement Claims” has the meaning set forth in Section 4.5.

“Category 3 Products” means new products that the Parties desire for the Aura Entities to develop for onsemi on the terms of Section 4 as commissioned development, as described in more detail in Schedule 1.1(c) and any update, upgrade, modification, improvement, or new version of any of the foregoing products that are developed by or for any of the Aura Entities (or any of their Affiliates) or by or for onsemi (or any of their Affiliates) during the term of this Agreement.

“Category 3 Work Products” has the meaning set forth in Section 4.3.

“Claims Period” has the meaning set forth in Section 12.6(d).

“Closing” has the meaning set forth in Section 3.4.

“Closing Date” has the meaning set forth in Section 3.4.

“CoC Notice” has the meaning set forth in Section 9.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 8.5(a).

“Consideration and Delivery Schedule” has the meaning set forth in Section 5.1.

“Contract” means any contract, agreement, arrangement, or other legally binding obligation or commitment, whether written or oral.

“Copyrights” means all copyrights, copyrightable works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Damages” means all losses, costs, damages, fees, reasonable re-engineering costs, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals.

“Data Security and Privacy Requirements” means all Privacy Laws to the extent applicable to the Aura Business, including all obligations of any of the Aura Entities and any of their Affiliates thereunder.

“Decision on Interim Relief” has the meaning set forth in Section 13.6(e).

“Delivered Asset” has the meaning set forth in Section 5.2(b).

“Designated Territory” has the meaning set forth in Section 2.4(c)(ii).

“Dispute” has the meaning set forth in Section 13.6(a).

“Due Date” has the meaning set forth in Section 8.13(a).

“Earnout Payments” has the meaning set forth in the Earnout Schedule.

“Earnout Period” means the period after the Closing and for so long as any Earnout Payment may become payable.

“Earnout Schedule” has the meaning set forth in Section 5.4(a).

“Earnout Target” has the meaning set forth in the Earnout Schedule.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any Specified Asset, any restriction on the receipt of any income derived from any Specified Asset, any restriction on the use of any Specified Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Specified Asset imposed by any Person, including any Governmental Entity).

“Environmental Law” means any Applicable Law relating to the environment or Hazardous Substances, materials or wastes.

“Estimated Delivery Date” has the meaning set forth in the Consideration and Delivery Schedule.

“Excluded Assets” has the meaning set forth in Section 3.2.

“Excluded Taxes” means, without duplication, (a) all Taxes of any of the Aura Entities and their securityholders and Affiliates, or for which any of the Aura Entities or any of their securityholders or Affiliates is liable (including under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Applicable Law), for any taxable period, (b) all Taxes related to the Excluded Assets or Retained Liabilities for any taxable period, (c) all Taxes relating to the Aura Business or the Specified Assets, in each case, for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date as determined pursuant to Section 8.8(a), (d) all Taxes arising in connection with any payment required pursuant to, or arising as a result of, the Transactions (including any Withholding Taxes and Transfer Taxes), and (e) any Liability attributable to the application of any so-called “bulk transfer law” of any jurisdiction to the Transactions.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Expiration Date” has the meaning set forth in Section 12.3.

“FCPA” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., as amended.

“Fundamental Representations” means the representations set forth in Section 6.1 (Organization, Standing and Power; No Subsidiary), Section 6.2 (Authority; Binding Nature of Agreement; Non-Contravention), Section 6.20 (International Trade Matters) and Section 6.19 (Brokers’ and Finders’ Fee).

“GAAP” means United States generally accepted accounting principles.

“Government Officials” has the meaning set forth in Section 6.21(a)(iv).

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guarantee” has the meaning set forth in the recitals.

“Hazardous Substance” means (a) any substance that is regulated or gives rise to Liability or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HKIAC” has the meaning set forth in Section 13.6(a).

“Indebtedness” means any obligations secured by a lien on the Specified Assets and any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any such obligations.

“Indemnified Person” means an onsemi-Indemnified Person or an Aura-Indemnified Person, as applicable.

“Indemnifying Party” means (a) the Aura Entities, with respect to an indemnification claim made by an onsemi-Indemnified Person pursuant to Section 12.1; or (b) onsemi, with respect to an indemnification claim made by an Aura-Indemnified Person pursuant to Section 12.2.

“Information Systems” has the meaning set forth in Section 6.9(b).

“In-Scope Customizations” means any update, upgrade, modification, improvement, or new version made exclusively for onsemi under the Support Services Agreement.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all past, present and future intellectual property rights of any nature, which may exist or be created under the laws of any jurisdiction in the world, including the following: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, Moral Rights and Mask Work Rights; (b) trade secret rights; (c) Patents; (d) other intellectual property and proprietary rights in Technology of every kind and nature; and (e) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (d).

“Interim Relief” has the meaning set forth in Section 13.6(e).

“Key Markets” has the meaning set forth in Section 2.4(a).

“Legal Proceeding” means any Action commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect Indebtedness, liability, Tax, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“License” has the meaning set forth in Section 2.1(d).

“Licensed IP” means, collectively, the Licensed Patents and the Licensed Non-Patent IP.

“Licensed Non-Patent IP” means any and all masks, schematics, layouts, Mask Works, tools, programs, instructions, know-how, information, data, documentation, and other Intellectual Property of any kind other than Patents owned or purported to be owned by, or licensable by, any of the Aura Entities (or any of their Affiliates), that (a) is embodied in any Licensed Product; or (b) is used at any time by or for any of the Aura Entities (or any of their Affiliates) to (i) develop, test, manufacture, make, have made, support, maintain, or improve any Licensed Product; or (ii) use, operate, commercialize, or otherwise exploit any Licensed Product; or (iii) distribute, market, import, sell, offer for sale, lease, or otherwise dispose of any Licensed Product; or (iv) integrate any Licensed Product into, or operate any Licensed Product with, any other product or technology.

“Licensed Patent” means any current or future Patent owned or purported to be owned by, or licensable by, any of the Aura Entities (or any of their Affiliates) that (a) claims any invention that is embodied in any Licensed Product; or (b) is used or practiced at any time by or for any of the Aura Entities (or any of their Affiliates), to (i) develop, test, manufacture, make, have made, support, maintain, or improve any Licensed Product; or (ii) use, operate, commercialize, or otherwise exploit any Licensed Product; or (iii) distribute, market, import, sell, offer for sale, lease, or otherwise dispose of any Licensed Product; or (iv) integrate any Licensed Product into, or operate any Licensed Product with, any other product or technology.

“Licensed Product” means any of the following: (a) Category 1 Products; (b) Category 2 Products; and (c) any update, upgrade, modification, improvement, or new version of any of the products described in the foregoing clauses (a) and (b) that are developed by or for any of the Aura Entities (or any of their Affiliates) during the Restricted Period (but excluding, for clarity, the In-Scope Customizations).

“Limited Excluded Aura-Restricted Customer” has the meaning set forth in Section 2.3(b)(ii).

“Limited Excluded onsemi-Restricted Transaction” has the meaning set forth in Section 2.3(a)(ii).

“Limited Exclusion Transaction Net Revenue” has the meaning set forth in the Earnout Schedule.

“Mask Work” means the three-dimensional disposition, however expressed, of the elements, at least one of which is an active element, and of some or all of the interconnections of an integrated circuit, or such a three-dimensional disposition prepared for an integrated circuit intended for manufacture.  For the avoidance of doubt, “Mask Work” includes all Integrated Circuit Layout Designs as defined under the laws and regulations of the People’s Republic of China.

“Mask Work Rights” means all rights corresponding to Mask Works throughout the world and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) that (a) is or reasonably likely to be materially adverse to the Specified Assets or Licensed IP or (b) has or is reasonably likely to have a material adverse effect on the ability of any of the Aura Entities to consummate the Transactions or perform the obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any Effect resulting from (i) changes in general United States or global economic conditions; (ii) general changes or developments in the industry in which the Aura Entities conducts the Aura Business; (iii) changes in any Applicable Laws (or the interpretation thereof) or GAAP (or the interpretation thereof); or (iv) acts of war, sabotage, terrorism, or military action or the escalation thereof, unless and only to the extent, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv) such Effect has a materially disproportionate effect on the Aura Entities as a whole relative to other participants in the industry in which the Aura Entities conducts the Aura Business.

“Material Contract” has the meaning set forth in Section 6.11(b).

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to decide whether to make a work available to the public, the right to alter or authorize others to alter one’s work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous and the right against false attribution of the work, whether existing under judicial or statutory law of any country or jurisdiction worldwide and regardless of whether such right is called or generally referred to as a “moral right.”

“Net Revenue” has the meaning set forth in the Earnout Schedule.

“Non-Litigating Party” has the meaning set forth in Section 2.4(c)(ii)(3).

“ODM” means, in relation to customers of Aura Entities and onsemi, respectively, an Original Design Manufacturer that designs and manufactures products based on its own specifications or jointly developed specifications and supplies such products to OEMs for branding and resale.

“OEM” means, in relation to customers of Aura Entities and onsemi, respectively, an Original Equipment Manufacturer that: (a) purchases products from ODMs or other suppliers, markets such products under its own brand, and is responsible for distribution, customer support and warranty obligations; or (b) designs, manufactures and markets, products under its own brand, while also being responsible for distribution, customer support and warranty obligations.

“OFAC” has the meaning set forth in Section 8.15(a).

“Offered Employee” has the meaning set forth in Section 9.2(c).

“Officer’s Certificate” has the meaning set forth in Section 12.6(a).

“onsemi” has the meaning set forth in the introductory paragraph.

“onsemi Closing Certificate” has the meaning set forth in Section 10.2(c).

“onsemi Confidential Information” means any and all technical and non-technical information (a) that is disclosed by or on behalf of onsemi or any of its Affiliates to any of the Aura Entities or any of their Affiliates on or after the Closing Date in connection with this Agreement or any of the Ancillary Agreements and that such Aura Entities or such Affiliates of the Aura Entities knew, or reasonably should have known, was the confidential or proprietary information of onsemi or its Affiliates or that is labeled at the time of such disclosure as “Confidential” or bearing a similar legend, (b) that is deemed to be onsemi Confidential Information under the terms of Section 5 of the Support Services Agreement.  Notwithstanding the foregoing, onsemi Confidential Information includes all of onsemi’s and its Affiliates’ trade secrets and any of onsemi’s and its Affiliates’ other information and materials, whether or not stored in any medium, as well as onsemi’s and its Affiliates’ business information, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including source code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how.

“onsemi Enforcement Claim” has the meaning set forth in Section 2.4(c)(ii)(1).

“onsemi-Indemnified Person” has the meaning set forth in Section 12.1.

“onsemi Proposal” has the meaning set forth in Section 9.1(a).

“onsemi-Restricted Customer” means, any third-party Person where the group headquarters of the OEM customer is located in the Aura Territory, unless otherwise specified in Schedule 1.1(e). For clarity, there is no onsemi-Restricted Customer for Category 3 Products.

“onsemi-Restricted Product” means any (a) Licensed Product or (b) Restricted Semiconductor Product Platform.

“onsemi-Restricted Transaction” means any Contract pursuant to which onsemi or any of its Affiliates sells an onsemi-Restricted Product to an onsemi-Restricted Customer, in each case, whether as a standalone power management component or subcomponent or for incorporation into a higher-level product or system of such onsemi-Restricted Customer.

“Open License Terms” means terms applicable to a Work or other Technology which require, as a condition of use, reproduction, modification and/or distribution of the Work or other Technology (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or other Technology or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or other Technology or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under the applicable user’s, reproducer’s, modifier’s or distributor’s own Intellectual Property (including Patents) regarding the Work or other Technology alone, any Related Software alone or the Work or other Technology or Related Software in combination with other hardware or software; (d) the imposing of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Patent through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or other Technology or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License, (xiii) the Server Side Public License (SSPL), or (xiv) any licenses that are defined as Open Source Initiative (OSI) licenses as listed on the site www.opensource.org.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, ruling, injunction, temporary restraining order, or other order of a Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of incorporation or organization, articles of association, operating agreement, certificate of formation or similar governing documents of such entity.

“Outside Date” has the meaning set forth in the Consideration and Delivery Schedule.

“Partial Acceptance Notice” has the meaning set forth in Section 5.2(d).

“Parties” has the meaning set forth in the introductory paragraph.

“Patents” means any patent, industrial design right, or any similar rights in inventions worldwide, including any applications, additions, provisionals, continuations, divisionals, continuations-in-part, substitutes, reissues, reexaminations, renewals, or extensions.

“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, approval, grant, franchise, qualification, right, variance, permissive use, accreditation, certificate, certificate of occupancy, certification, interim license, establishment registration, product listing, easement, identification and registration number, agreement, waiver or other authorization of any applicable nature of Governmental Entity.

“Permitted Encumbrances” means, with respect to the Specified Assets, (a) any lien of current Taxes not yet due and payable, or which are being contested in good faith and for which adequate reserves have been established on the face of the Aura Financial Statements in accordance with GAAP; (b) statutory liens of landlord, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are (i) immaterial and (ii) incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made to secure the performance of real property leases, government Contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Personal Information” means any information that is considered “personal information,” “personal data” or similar term as defined by applicable Privacy Laws.

“Pre-Closing Period” has the meaning set forth in Section 8.1(a).

“Presiding Arbitrator” has the meaning set forth in Section 13.6(b).

“Privacy Laws” means the PRC Personal Information Protection Law and any Applicable Laws governing the privacy and security of Personal Information, or collection, use, storage, transfer, and/or disclosure of Personal Information.

“Prohibited Party” means (A) any Person or organization appearing on a U.S. Government prohibited or restricted parties list, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Denied Persons List, Entity List, or Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, or the List of Debarred Parties maintained by the U.S. Department of State’s Directorate of Defense Trade (the “Prohibited Party Lists”); (B) any Person that is directly or indirectly fifty percent (50%) or more owned or otherwise controlled, individually or in the aggregate, by a Person or Persons designated on a Prohibited Party List, (C) any other Person that is otherwise reasonably expected to become a Person described in the foregoing clause (A) or clause (B), by virtue of having received a show-cause notice or other written notice or communication from a U.S. Governmental Entity in relation to inclusion into a Prohibited Party List.

“Proposed Additional Markets” has the meaning set forth in Section 2.4(a).

“Public Software” means (a) any Work or other Technology that is licensed under or is otherwise subject to Open License Terms, (b) Software distributed under less restrictive free or open-source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and (c) any software that is a public domain dedication.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Regulatory Event” has the meaning set forth in Section 9.2(c).

“Rejection Notice” has the meaning set forth in Section 5.2(b).

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part) or is distributed with such Work.

“Remotely Transferred Assets” has the meaning set forth in Section 8.12.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 6.11(d).

“Requisite Stockholder Approval” has the meaning set forth in Section 6.2(a).

“Reserved Rights” has the meaning set forth in Section 2.2.

“Resolution Extension” has the meaning set forth in Section 5.2(d).

“Resolution Period” has the meaning set forth in Section 5.2(b).

“Restricted Benefits” has the meaning set forth in Section 6.21(a)(v).

“Restricted Country” has the meaning set forth in Section 6.20(a).

“Restricted Party” has the meaning set forth in Section 6.20(a).

“Restricted Period” means the time period that begins on the Closing Date and ends on December 31, 2030.

“Restricted Semiconductor Product Platform” means Semiconductor Product Platform incorporating Category 3 Product(s).

“Retained Liabilities” has the meaning set forth in Section 3.3.

“Review Period” has the meaning set forth in Section 5.2(b).

“ROW Territory” means all territories worldwide other than the Aura Territory.

“Rules” has the meaning set forth in Section 13.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Semiconductor Product Platform” means semiconductor platform devices defined and described in Schedule 1.1(f), as may be amended by mutual written agreement of the Parties from time to time.

“Short-Form License Agreement” has the meaning set forth in Section 2.5.

“Specified Assets” means all documentation (design, digital and otherwise), schematics, layouts, tool lists, testbenches (analog and otherwise), register transfer level and verification materials, in-house tools, validation materials, testing and evaluation platforms, characterization materials, and all other information, documentation, database, hardware, and materials, which any of the Aura Entities (or any of their Affiliates) has used for, or which may otherwise be reasonably necessary or beneficial for the conduct of the Aura Business or the design, development, testing, manufacture, packaging, making, having made, support, maintenance, use, improvement, operation, distribution, commercialization, marketing, importing, selling, offering for sale, leasing, or other exploitation of the Licensed Products, including those set forth in the Consideration and Delivery Schedule.

“Specified Data” has the meaning set forth in Section 6.9(b).

“Specified Representations” means the representations set forth in Section 6.7 (Intellectual Property) and Section 6.13 (Title to Property; Assets).

“Steering Committee” has the meaning set forth in Section 2.8.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subject Products” has the meaning set forth in the Earnout Schedule.

“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least fifty percent (50%) of the outstanding equity or financial interests of such Person.

“Support Services Agreement” means that certain Support Services Agreement, by and among onsemi and the Aura Service Entities, substantially in the form attached hereto as EXHIBIT A (provided that, the details of Aura Services as set out in Schedule A to the Support Services Agreement may be updated, prior to signing, by the Parties upon mutually agreement in good faith).

“Tax” and “Taxes” mean (a) any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, stamp, transfer, custom duty, franchise, withholding, payroll, recapture, employment, excise, environmental and property taxes, escheat or unclaimed property obligations, social security charges (including health, unemployment, workers’ compensation and pension insurance), and other taxes, governmental fees, governmental assessments or governmental charges of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties and additions imposed with respect to such amounts (including on account of failure to comply with any requirement imposed with respect to any Tax Returns), (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clause (a) or clause (b) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Representations” means the representations set forth in Section 6.15 (Taxes).

“Tax Returns” means any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, Withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

“Technology” means all forms of technology, including (a) all (i) Works; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know-how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, hardware, servers, prototypes, designs, materials, tools, specifications and schematics; and (b) all tangible items constituting, disclosing, embodying or from which any Intellectual Property Rights were derived, including all versions thereof.

“Threshold” has the meaning set forth in Section 12.4(c).

“Total Consideration” has the meaning set forth in Section 5.1.

“Trade Authorization” has the meaning set forth in Section 8.15(a).

“Trade Control” has the meaning set forth in Section 8.15(a).

“Trade Secrets” means, in relation to Specified Assets or Licensed IP, all proprietary, confidential and/or non-public information, however documented, including trade secrets within the meaning of Applicable Law.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meanings set forth in Section 8.8(c).

“Treo PDK” means of the process design kit for Treo Platform.

“Treo Platform” means onsemi’s proprietary analog and mixed-signal platform built on a BCD 65nm (Bipolar-CMOS-DMOS) technology (HV and MV flavors).

“Triggering Event” has the meaning set forth in Section 9.2(f)(iv).

“Triggering Event Payment” has the meaning set forth in Section 9.2(f)(v).

 “Viruses” has the meaning set forth in Section 6.7(j).

“WIP Assets” has the meaning set forth in Section 9.2(f)(vi).

“Withholding Taxes” means any Taxes required to be withheld in connection with any payment made by onsemi or its Affiliates pursuant to this Agreement or any Ancillary Agreements, including with respect to the payment of the Total Consideration (or any portion thereof) or the Earnout Payments (or any portion thereof).

“Work” means any work of authorship, including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation.

2.        License of Intellectual Property.

2.1         Exclusive Licenses to onsemi.

(a)         Licensed Patents.  Effective as of the Closing Date, the Aura Entities hereby grant to onsemi an exclusive (subject to the Aura Entities’ express reservation of rights set forth in Section 2.2(a)(i)), worldwide, irrevocable, perpetual, and transferable license (with the right to sublicense through multiple tiers), under all of the Licensed Patents, to use, make, have made, sell and offer for sale (whether directly or indirectly), import, and otherwise exploit, commercialize, and dispose of any product or services.

(b)        Licensed Non-Patent IP.  Effective as of the Closing Date, the Aura Entities hereby grant to onsemi an exclusive (subject to the Aura Entities’ express reservation of rights set forth in Section 2.2(a)(ii)), worldwide, irrevocable, perpetual, and transferable license (with the right to sublicense through multiple tiers), under all Intellectual Property Rights of the Aura Entities (or any of their Affiliates) in the Licensed Non-Patent IP, to use, reproduce, distribute through multiple tiers, modify, create derivative works of, perform, display, and otherwise exploit the Licensed Non-Patent IP, in whole or in part, whether modified or unmodified, for any purpose.

(c)          Sublicense Rights.  onsemi may, and covenants that it shall only, sublicense any or all of its rights granted in Section 2.1(a) and Section 2.1(b) above as set forth below:

 (i)          to any Affiliate of onsemi;

 (ii)         to any service provider of onsemi or its Affiliates (including contract manufacturers and contractors providing design, assembly, testing, or similar services) solely as necessary to provide services to and for the benefit of onsemi and/or its Affiliates;

(iii)        to any authorized distributor or reseller of onsemi or its Affiliates, solely as necessary to distribute or resell, respectively, any of onsemi’s or its Affiliates’ products or services or any Licensed Product or Category 3 Product;

(iv)      to any direct or indirect customer of onsemi or its Affiliates, solely as necessary to use any of onsemi’s or its Affiliates’ products or services or any Licensed Product or Category 3 Product directly or indirectly sold to such customer; and/or

(v)         to any third party that has brought a claim of infringement against onsemi or its Affiliates, solely as part of a cross-license arrangement in settlement of such claim; provided, however, onsemi must obtain the prior written consent of the Aura Entities (which consent shall not unreasonably withhold, it being understood that it shall not be deemed unreasonable to withhold consent to such a cross-licensing arrangement (i) on the grounds that such cross-license would adversely affect the Aura Entities’ business in the Aura Territory, or (ii) for any of the reasons described in Section 2.4(c)(ii)(4)).

(d)        Restrictions on Licenses.  onsemi’s exercise of the license rights granted above in Section 2.1(a), Section 2.1(b), and Section 2.1(c) (collectively, the “License”) is subject to and limited by the restrictions expressly set forth in Section 2.3.

(e)          Ownership.  Subject to the exclusive licenses granted to onsemi under this Agreement, the Aura Entities shall retain all of their legal title to and ownership of (i) the Licensed Patents; and (ii) all Intellectual Property Rights in the Licensed Non-Patent IP.  The licenses granted to onsemi under this Agreement will run with the Licensed Patents and the Intellectual Property Rights in the Licensed Non-Patent IP.

2.2     Reservation of Rights by the Aura Entities.  Notwithstanding the exclusive character of the licenses granted to onsemi in Section 2.1, any of the Aura Entities may itself, which shall mean to include Aura Successors, continue to exercise the rights expressly set forth in this Section 2.2 (subject to the restrictions expressly set forth in Section 2.3) (the “Reserved Rights”).

(a)          Rights Reserved.

(i)          Reserved Rights in the Licensed Patents.  Notwithstanding the exclusive character of the licenses granted to onsemi in Section 2.1(a), any of the Aura Entities reserves a worldwide, irrevocable, perpetual right under all of the Licensed Patents (with the right to grant licenses of such reserved rights to third parties, through multiple tiers, solely to the extent expressly set forth in Section 2.2(b)), to use, make, have made, sell and offer for sale (whether directly or indirectly), and import or otherwise exploit, commercialize, or otherwise dispose of any product or services incorporating or utilizing the Licensed Patents, in whole or in part, whether modified or unmodified for any purpose.

(ii)       Reserved Rights in the Non-Patent IP Notwithstanding the exclusive character of the licenses granted to onsemi in Section 2.1(b), any of the Aura Entities reserves a worldwide, irrevocable, perpetual right under all of the Intellectual Property Rights of the Aura Entities in the Licensed Non-Patent IP (with the right to grant licenses of such reserved rights to third parties, through multiple tiers, solely to the extent set forth in with Section 2.2(b)), to use, reproduce, distribute, modify, create derivative works of, perform, display, and otherwise exploit any product or services incorporating or utilizing the Licensed Non-Patent IP, in whole or in part, for any purpose.

(b)       Exercise of Reserved Rights by Others. The Aura Entities may grant licenses to any or all of their rights reserved in Section 2.2(a) above solely:

(i)            to any Affiliate of any of the Aura Entities;

(ii)          to any service provider of any of the Aura Entities (including contract manufacturers and contractors providing design, assembly, testing, or similar services) solely as necessary to provide services to and for the benefit of any of the Aura Entities and/or any of their Affiliates;

(iii)         to any authorized distributor or reseller of any of the Aura Entities, solely as necessary to distribute or resell, respectively, any Aura-Made Product;

(iv)        to any direct or indirect customer of any of the Aura Entities, solely as necessary to use any Aura-Made Product directly or indirectly sold to such customer; and/or

(v)          to any third party that has brought a claim of infringement against any of the Aura Entities, solely as part of a cross-license arrangement in settlement of such claim; provided, however, such Aura Entities must obtain the prior written consent of onsemi (which onsemi shall not unreasonably withhold, it being understood that it shall not be unreasonable to withhold consent to such a cross-licensing arrangement (i) on the grounds that such cross-license would adversely affect onsemi’s or its Affiliates’ business in the ROW Territory or (ii) for any of the reasons described in Section 2.4(c)(ii)(4)).

(c)        Clarification.  Except to the extent expressly set forth in this Section 2.2, nothing shall operate to limit, restrict, or reduce the scope of the exclusive license rights granted to onsemi in Section 2.1. For the avoidance of doubt, this Section 2.2 is only intended to create an exclusivity exception necessary to permit any of the Aura Entities to continue using the Licensed IP within the scope set forth in Section 2.2(a), not to exclude onsemi’s own use of the Licensed IP.  Consequently, nothing in this Section 2.2 will be interpreted to restrict onsemi from fully exercising rights in the Licensed IP that are the same as or similar to the Reserved Rights (subject to onsemi’s compliance with its express obligations under Section 2.3). For the avoidance of doubt, except to the extent expressly set forth in Section 4.2 the Parties agree that onsemi is not granting any of the Aura Entities any license to any Intellectual Property Rights under this Agreement and nothing herein creates any obligation for onsemi to grant any such license to any of the Aura Entities.

(d)        Restrictions on Reserved Rights.  The Aura Entities’ exercise of the Reserved Rights is subject to, and limited by, the restrictions expressly set forth in Section 2.3.

2.3       Restrictive Covenants.

(a)          onsemi-Restricted Transactions.

(i)          Generally.  During the Restricted Period, onsemi and its Affiliates shall not enter into any onsemi-Restricted Transaction.

(ii)        Limited Exclusions.  Notwithstanding anything to the contrary in Section 2.3(a)(i), the Parties agree that onsemi shall be permitted an exception as described in Schedule 1.1(e) (“Limited Excluded onsemi-Restricted Transaction”).

(b)         Aura-Restricted Transactions.

(i)       Generally.  During the Restricted Period, the Aura Entities and their Affiliates shall not enter into any Aura-Restricted Transaction.

(ii)          Limited Exclusions.  Notwithstanding anything to the contrary in Section 2.3(b)(i), the Parties agree that Aura Entities shall be permitted an exception as described in Schedule 1.1(e) (“Limited Excluded Aura-Restricted Transaction”).

(c)         No Circumvention.  onsemi shall not enter into any transaction the primary purpose of which is to indirectly circumvent or evade the restrictions set forth in Section 2.3(a) in bad faith, such as by causing a shell company to enter into an onsemi-Restricted Transaction on onsemi’s behalf.  None of the Aura Entities shall enter into any transaction the purpose of which is to indirectly circumvent or evade the restrictions set forth in Section 2.3(b) in bad faith, such as by causing a shell company to enter into an Aura-Restricted Transaction on behalf of any of the Aura Entities.

2.4      Prosecution and Enforcement of the Licensed IP.

(a)         Prosecution.  The Aura Entities will be responsible for the filing, prosecution, and maintenance of the Licensed Patents in key markets of the U.S. and China (“Key Markets”), including all fees and costs relating thereto. Either Party shall have the opportunity to propose inclusion of additional territories upon written notice to the other Party (each, a “Proposed Additional Market”), and such other Party will approve or reject the inclusion of such Proposed Additional Market in writing within twenty (20) days of such request (any such approved Proposed Additional Market is hereafter referred to as an “Additional Key Market”).  Any request not approved within such twenty (20)-day period will be deemed to be rejected.  The Aura Entities will be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Additional Key Markets, provided, however, all out-of-pocket costs and expenses incurred by the Aura Entities in relation to the Licensed Patents in such Additional Key Markets shall be shared equally between the Aura Entities, on the one hand, and onsemi, on the other hand.  Where the Parties are unable to agree on a Party’s request to have a Proposed Additional Market be considered as an Additional Key Market, the proposing Party shall have the right to file, prosecute, and maintain the Licensed Patents at its own cost and expense, in that Proposed Additional Market.

(i)          Without limiting the foregoing, in the Key Markets and Additional Key Markets, the Aura Entities will diligently prosecute the Licensed Patents and will not abandon or fail to maintain any Licensed Patent before consulting with onsemi and offering to assign such Licensed Patent to onsemi as provided below.  The Aura Entities will notify onsemi periodically of the status of each pending application included in the Licensed Patents, including any office actions, any notices of allowance, and any required filings or payments concerning the Licensed Patents.  onsemi will have the opportunity to comment on any response to office actions or amendments to claims prior to their filing.  onsemi will have the right to inspect the records kept by any of the Aura Entities and their patent counsel pertaining to the Licensed Patents.

(ii)          onsemi will cooperate with the Aura Entities’ reasonable direction on prosecution and maintenance decisions for Licensed Patents in the Aura Territory, and the Aura Entities will cooperate with onsemi’s reasonable direction on prosecution and maintenance decisions for Licensed Patents in the ROW Territory.  Any differences of opinion between the Aura Entities, on the one hand, and onsemi, on the other hand, with respect to any prosecution matters will be discussed and resolved to their mutual satisfaction.  If the Aura Entities elect to abandon, or not to file foreign counterparts of, any application included in the Licensed Patents in the Key Markets or Additional Key Markets, in that instance, the Aura Entities will assign to onsemi, at onsemi’s request and for no additional consideration, all of the Aura Entities’ rights in such application, or the right to file foreign counterparts of such application, and thereafter onsemi will have the right to continue prosecution, or file foreign counterparts, of such application for onsemi’s sole benefit and at onsemi’s sole expense.

(iii)        If any of the Aura Entities otherwise fails to fulfill any of its obligations under this Section 2.4 with respect to filing for, prosecuting, and maintaining any applications or registrations for the Licensed Patents, then without limiting any of onsemi’s other rights or remedies hereunder, onsemi will have the right to file for, prosecute and maintain such Licensed Patents.

(b)         Further Assurances.  In the event that onsemi has the right to file, prosecute, maintain, enforce or defend any Licensed Patents under this Section 2.4, the Aura Entities will cooperate with onsemi, including by executing and/or stamping and delivering to onsemi, at onsemi’s request, all instruments and documents, including powers of attorney, needed to file for, prosecute, renew and maintain any applications or registrations for such Licensed Patents and providing any other assistance requested by onsemi.  To the extent onsemi is unable for any reason to secure any signature and/or stamp of any of the Aura Entities on any document needed in connection with the foregoing, the Aura Entities hereby irrevocably designate and appoint onsemi as such Aura Entities’ agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on such Aura Entities’ behalf to execute, verify, and file such document and to do all other lawfully permitted acts to file for, prosecute, maintain, enforce and defend such Licensed Patents with the same legal force and effect as if executed or done by such Aura Entities.

(c)          Enforcement.

(i)         Notice and Cooperation for Third-Party Infringers.  Each Party will promptly notify the other Party if it becomes aware of any known or suspected infringement of any Licensed IP.  Such notice will include the identity of the party or parties known or suspected to have infringed the Licensed IP and any available information that is relevant to such infringement.

(ii)         Enforcement.  Each Party shall have the first right to defend or enforce the Licensed IP, within its Designated Territories, at its own expense.  Solely for the purposes of enforcement of Licensed IP pursuant to this Section 2.4(c)(ii), the “Designated Territories” of the Aura Entities shall be Aura Territory, and that of onsemi shall be ROW Territory.

(1)          onsemi shall, in the first instance, at onsemi’s cost and expense, be solely responsible to enforce and defend the Licensed IP in ROW Territory.  If onsemi asserts or files any claim (including counterclaims), suit, or action against any third-party infringer anywhere in the ROW Territory (a “onsemi Enforcement Claim”), onsemi may do so in its own name or may elect to join the applicable Aura Entities, in onsemi’s sole discretion.  Each of the Aura Entities will cooperate with onsemi, at onsemi’s request, in enforcing or defending such onsemi Enforcement Claim, including by joining as a party to such suit or action (or not objecting to any joinder initiated by onsemi, if applicable) and testifying.  onsemi will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by any of the Aura Entities in connection with any onsemi Enforcement Claim.  onsemi will be entitled to all Damages awarded as a result of or agreed to in a monetary settlement of any onsemi Enforcement Claim, unless otherwise agreed by the Parties in writing in connection with a cross-license that requires the Aura Entities’ consent pursuant to Section 2.1(c).

(2)          The Aura Entities shall, in the first instance, at the Aura Entities’ cost and expense, be responsible to enforce and defend the Licensed IP in Aura Territory.  If any of the Aura Entities asserts or files any claim (including counterclaims), suit, or action against any third-party infringer anywhere in the Aura Territory (“Aura Enforcement Claim”), such Aura Entities will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by such Aura Entities in connection with any Aura Enforcement Claim.  The Aura Entities will be entitled to all Damages awarded as a result of or agreed to in a monetary settlement of any Aura Enforcement Claim, unless otherwise agreed by the Parties in writing in connection with a cross-license that requires onsemi’s consent pursuant to Section 2.1(c).

(3)          If either Party having the first right to defend or enforce the Licensed IP in a territory under this Agreement decides not to enforce or defend the Licensed IP (“Non-Litigating Party”), such Party shall promptly notify the other Party in writing (but in any event, within twenty (20) days of such Party first becoming aware of the known or suspected infringement or cause for defense of the Licensed IP) and the other Party shall be entitled (a) to pursue such enforcement or defense at its own cost and expense upon providing the Non-Litigating Party with a written notification thereof, and (b) all Damages awarded or settlement amounts resulting from such enforcement action or defense (except to the extent otherwise agreed by the Parties in writing in connection with a cross-license that requires the Non-Litigating Party’s consent pursuant to Section 2.1(c)).  If onsemi is the Party electing to pursue such enforcement or defense, onsemi may do so in its own name or may elect to join any of the Aura Entities, in onsemi’s sole discretion.  Each of the Aura Entities will cooperate with onsemi, at onsemi’s request, in enforcing or defending such suit or action, including joining as a party to such suit or action (or not objecting to any joinder initiated by onsemi, if applicable) and testifying.  onsemi will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by the Aura Entities in connection with such cooperation.

(4)          Neither Party will enter into a settlement that relates to the Licensed IP without obtaining the other Party’s prior written consent, such consent not to be unreasonably withheld.  The Parties acknowledge that reasons for a Party reasonably withholding its consent include: (i) the settlement requires such Party to admit fault; (ii) the settlement requires such Party to pay fees or imposes any obligations on such Party; (iii) the settlement would result in such Party violating or not complying with Applicable Laws; (iv) the settlement would grant a license to a Person that acquires Patents or Patent rights but does not meaningfully practice the patented inventions; (v) the settlement includes a sublicense of such Party’s exclusive rights to the Licensed IP during the Restricted Period, but such Party does not receive a reasonable share of the recovery under the settlement; (vi) the settlement would result in any of the Specified Assets or Licensed IP entering into the public domain or otherwise being made publicly available or licensable under “open source” or similar license terms; (vii) the settlement grants a license to a standards setting organization; (viii) the settlement requires the delivery of non-public portions of the Specified Assets without corresponding confidentiality obligations; (ix) the settlement requires that such Party deliver any of its Technology to any Person; (x) the settlement is entered into with a competitor of such Party; (xi) the settlement is likely to result in reputational harm to such Party; (xii) the settlement includes a sublicenses that exceeds the scope of rights granted to or reserved by the settling Party, or would otherwise result in either Party violating its obligations under this Agreement or the Support Services Agreement; or (xiii) the settlement could impact the scope, validity or enforceability of the Licensed Patents or is entered into under terms that are likely to constitute patent misuse.

2.5     Recordation.  To the extent onsemi elects to record its license to any of the Licensed IP and the applicable Registration Office permits filing a short-form license agreement, each of the Aura Entities agrees to execute and deliver to onsemi a mutually agreeable short form license agreement (the “Short-Form License Agreement”).  If any provision of the Short-Form License Agreement conflicts with any provision of this Agreement, the provision of this Agreement will control.  Each of the Aura Entities hereby authorizes onsemi to record this Agreement or any Short-Form License Agreement with the U.S. Patent and Trademark Office or any other governmental agency or Registration Office in any jurisdiction in the world.  Each of the Aura Entities agrees to assist and cooperate with onsemi in effectuating such recordation.

2.6      Financial Security.  If, at any time, any of the Aura Entities fails to make any material payments to, or is in a material breach or default under a Contract with, any of its creditors as a result of such Aura Entity’s financial conditions, the Aura Entities shall promptly notify onsemi in writing of such an event in reasonable detail; provided, that, such notification requirement shall survive only until the consummation of a public offering of the securities of Aura China on a regulated securities exchange.

2.7     Release and Covenant Not to Assert.  As a material inducement to onsemi to enter into this Agreement, effective as of the Closing, each of the Aura Entities, on behalf of themselves, their Affiliates, and their respective trustees, trusts, beneficiaries, heirs, executors, administrators, predecessors, successors, past, present and future assigns, personal and legal Representatives, hereby irrevocably and unconditionally: (a) covenants not to sue and fully release and forever discharges onsemi and each of its Affiliates, and their respective directors, officers, employees, members, managers, securityholders, agents, sublicensees, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all claims, demands, suits, Actions, judgments, causes of action, arbitrations, Orders, obligations, and Damages of any kind and of any nature whatsoever, in law, equity or otherwise, whether now known or unknown, of or relating to any past, present, or future misappropriation or infringement of the Licensed IP, and (b) covenants not to assert the Licensed IP against onsemi or any other Released Person.  It is the intention of each of the Aura Entities that such release be effective as a bar to each and every demand and claim hereinabove specified and in furtherance of such intention, each of the Aura Entities, on behalf of themselves and their Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of Applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and claims arising after, contemporaneously with or prior to the Closing.  The covenant not to assert, sue, or release, as detailed in the foregoing, does not extend to or include any action by any of the Aura Entities or their Affiliates’ enforcement of this Agreement or the Ancillary Agreements.

2.8      Steering Committee.  The Parties shall constitute a committee (the “Steering Committee”) comprising of not less than one (1) representative designated by each Party, but subject to the approval of the other Party (not to be unreasonably withheld, conditioned, or delayed), or such higher number of representatives as may be mutually agreed between the Parties from time to time, to meet once per calendar quarter, or on an ad hoc basis as and when necessary, for the purpose of discussing and providing resolutions on the following: (a) matters relating to whether a subject transaction is an onsemi-Restricted Transaction or an Aura-Restricted Transaction, as the case may be, pursuant to Section 2.3; (b) matters relating to conflicts or overlaps regarding any Earnout Payments pursuant to Section 5.4; (c) matters relating to delivery and acceptance of, and payments for, Specified Assets pursuant to Section 5.2; (d) matters relating to delivery and Outside Date of Treo PDK pursuant to Section 4.2; and (e) any other matter that either Party may consider as necessary for successful collaboration; provided, that, in no event, shall either Party be required to disclose any of its confidential information, or sensitive proprietary information in furtherance of such determinations.  Any decision of the Steering Committee will be made unanimously, while acting in good faith, to resolve all matters put forth before the Steering Committee.  The Parties agree that the Steering Committee shall initially be composed of four (4) representatives mutually agreed by the Parties (with two (2) representatives from onsemi and two (2) representatives from the Aura Entities collectively), and any changes to these representatives must be mutually agreed by the Parties.

3.           Asset Sale.

3.1       Specified Assets.  Subject to the terms and conditions set forth in this Agreement (including Section 3.2), the Aura Entities shall sell, assign, transfer, convey and deliver to onsemi (or at the discretion of onsemi, an Affiliate of onsemi) the Specified Assets, as set forth in, and in accordance with the Consideration and Delivery Schedule, and onsemi (or at the discretion of onsemi, an Affiliate of onsemi) shall purchase from the Aura Entities, free and clear of any Encumbrances (except for Permitted Encumbrances), all of the Aura Entities’ right, title and interest in, to and under all of the Specified Assets. For clarity, the Asset Sale is subject to the Aura Entities’ reservation of rights as set forth in Section 2.2.

3.2       Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement (including Section 3.1), the Parties agree that the Aura Entities are not selling, assigning, transferring, conveying or delivering to onsemi anything other than the Specified Assets and that the Excluded Assets are explicitly excluded from the Specified Assets.  All of the Assets owned or used by the Aura Entities that are not Specified Assets shall be referred to herein as the “Excluded Assets,” which shall remain the Assets of the Aura Entities after the Closing.

3.3        No Assumed Liabilities.  Neither onsemi, nor any of its Affiliates shall, by virtue of onsemi’s purchase of the Specified Assets or the License, assume or become responsible for any Liabilities of any of the Aura Entities or any of their Affiliates, and regardless of whether disclosed to onsemi or any of its Representatives or whether onsemi or any of its Representatives may have knowledge of the same, neither onsemi nor any of its Affiliates shall assume or be deemed to have assumed, and the Aura Entities shall pay, perform, and discharge when due and remain exclusively liable for, any and all Liabilities of any of the Aura Entities (collectively, the “Retained Liabilities”).

3.4       Closing.  Unless this Agreement is earlier terminated pursuant to Section 11, the consummation of the Transactions as contemplated by this Agreement (the “Closing”) will take place remotely via electronic exchange of documents and signatures at 10:00 a.m. Pacific time on a date mutually agreed upon by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or, to the extent permitted by Applicable Law, waiver by the Party entitled to the benefit thereof of the conditions set forth in Section 10 (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or the extent permitted by Applicable Law, waiver by the Party entitled to the benefit thereof of those conditions at such time), unless another place or time is mutually agreed upon in writing by the Parties; provided that if such date would be during the ten (10) Business Days prior to the end of onsemi’s fiscal quarter, then the date of the Closing shall be the first Business Day of onsemi’s next fiscal quarter.  The date upon which the Closing actually occurs will be referred to herein as the “Closing Date.”

3.5      Closing Date Payment. At the Closing, subject to the terms and conditions set forth in this Agreement, onsemi will pay to the applicable Aura Entities an amount in cash, by delivery of immediately available funds, equal to the amounts as set forth in tables 1 and 2 of the Consideration and Delivery Schedule with respect to products delivered and, if applicable, accepted at Closing, by wire transfer thereof to an account specified by the Aura Entities in the wire instructions of such Aura Entities as set forth in the invoice delivered to onsemi.

4.           Development of Category 3 Products.

4.1      General.  Subject to the terms and conditions of this Agreement, and in consideration of the amounts specified in Schedule 5.1, the Aura Entities will design, develop, and test the Category 3 Products for onsemi, based on onsemi’s Treo Platform in accordance with specifications and directions of onsemi as set forth in more detail in Schedule 1.1(c).

4.2     Access to Treo Platform.  Subject to the terms and conditions of this Agreement and upon execution of separate Treo technology access agreements (substantially in the form attached hereto as Exhibit D) with the Aura Entities and Additional Approved Treo Users respectively, onsemi will authorize the Aura Entities, during the term of this Agreement and on a non-exclusive, non-transferable and non-sub-licensable basis, to use the Treo PDK as made available over a dedicated IT sandbox, solely as necessary for the purposes of designing, developing and testing Category 3 Products for onsemi. onsemi shall deliver the Treo PDK  along with access to the necessary CAD infrastructure to the Aura Entities in accordance with the timeline set forth in the Consideration and Delivery Schedule, and the Parties may, within three (3) months following such delivery, adjust the corresponding Outside Date upon mutual agreement in writing through the Steering Committee. The Aura Entities shall procure each Additional Approved Treo User to perform its respective obligations under the relevant Treo technology access agreement, and shall remain responsible to onsemi for any breach of this Agreement due to breach of any Treo technology access agreement by any Additional Approved Treo User.

4.3    Work Products and Intellectual Property.   The Aura Entities shall deliver to onsemi, promptly after completion of the development or otherwise at onsemi’s request at any time during the term of this Agreement (in particular upon the occurrence of a Triggering Event), any work products developed by the Aura Entities or any third party on behalf of the Aura Entities in the performance of the obligations under Section 4.1 including but not limited to all documentation (design, digital and otherwise), schematics, layouts, tool lists, testbenches (analog and otherwise), register transfer level and verification materials, in-house tools, validation materials, testing and evaluation platforms, characterization materials, and all other information, documentation, database, hardware, and materials, which may be reasonably necessary or beneficial for the design, development, testing, manufacture, packaging, making, having made, support, maintenance, use, improvement, operation, distribution, commercialization, marketing, importing, selling, offering for sale, leasing, or other exploitation of the Category 3 Products (collectively, “Category 3 Work Products”). All of the Aura Entities’ work relating to the development of Category 3 Products shall be considered “commissioned work”. Exclusive ownership, right, title and interest in and to any Category 3 Work Products and any Intellectual Property Rights created in and to such work products shall vest in onsemi upon creation or first reduction to practice to the maximum extent permitted by Applicable Law. To the extent that, notwithstanding this Section 4.3, any right, title or interest in and to Category 3 Work Products fails to vest in onsemi, either by other legal instruments or by operation of law, the Aura Entities hereby irrevocably transfer and assign, and agree to transfer and assign, to onsemi, and onsemi hereby accepts and agrees to accept, any and all right, title and interest the Aura Entities may have or will obtain in or to any such Category 3 Work Products and Intellectual Property Rights in connection with Category 3 Products.  To effectuate the delivery of Category 3 Work Products contemplated under this Section 4.3, the Aura Entities shall, on a periodic basis (the frequency of which to be agreed by the Parties in good faith), provide, or cause to be provided, to onsemi access to the Category 3 Work Products. In the event of the occurrence of a Triggering Event, each of the Aura Entities hereby irrevocably appoints onsemi (or onsemi’s designee) as such Aura Entity’s agent and grants an irrevocable power of attorney to onsemi (or onsemi’s designee) with full power of substitution to do all things and perform all acts that are necessary and appropriate to effect the intent of the Parties as set forth herein to consummate the transfer and make any relevant filing or registration with the appropriate Registration Office reflecting such transfer.  In the event that the Category 3 Products developed, tested, and validated by the Aura Entities include, incorporate, or require any Technology owned or licensable by any of the Aura Entities and not otherwise included in the Licensed IP (the “Aura Category 3 Background IP”), the Aura Entities hereby grant to onsemi a non-exclusive, worldwide, irrevocable, perpetual, royalty-free, and transferable license (with the right to sublicense through multiple tiers), under all such Aura Category 3 Background IP, to use, make, have made, sell and offer for sale (whether directly or indirectly), import, and otherwise exploit, commercialize, and dispose of any product or services, and to use, reproduce, distribute through multiple tiers, modify, create derivative works of, perform, display, and otherwise exploit the Aura Category 3 Background IP, in whole or in part, whether modified or unmodified, for any purpose.

4.4     No Restriction. Upon onsemi’s payment of all fees and expenses payable in connection with the development and delivery of Category 3 Work Products as outlined in Schedule 5.1, onsemi shall be the exclusive owner of all right, title and interest in and to Category 3 Products (including all Category 3 Work Products and all Intellectual Property Rights therein; but excluding such Licensed Products as incorporated in Category 3 Work Products, and Aura Category 3 Background IP), and shall have the right, in its sole discretion, to distribute, commercialize, market, sell, offer for sale, or otherwise exploit or dispose of Category 3 Products on a worldwide basis, without subject to any restriction set out in Section 2.3.

4.5       Infringement of Third Party Rights.  Each Party shall promptly notify the other Party of any allegation by a third party, or any reasonable belief of such Party, that any Aura Category 3 Background IP or Category 3 Work Product, or the use, implementation or exploitation related thereto infringes or may infringe Intellectual Property Rights of a third party (each, a “Category 3 Infringement Claim”). The Aura Entities shall, at the Aura Entities’ cost and expense: (a) be responsible for defending the affected Aura Category 3 Background IP or Category 3 Work Product, and (b) shall keep onsemi regularly apprised of all material developments, provide onsemi with reasonable opportunities to review and comment on material documents, and shall take into account onsemi’s suggestions, feedback and advice in good faith. At the Aura Entities’ reasonable written requests, onsemi shall use commercially reasonable efforts provide necessary assistance for defending the Category 3 Infringement Claim. Nothing in this Section 4.5 and Section 4.6 shall create any liability for the Aura Entities relating to Third Party Claims concerning the Licensed IP in addition to the indemnification obligations on the Aura Entities set forth in Section 12.

4.6     Remedy for Category 3 Infringement Claims.  In addition to Section 4.5, in the event of a Category 3 Infringement Claim caused by the Aura Entities that has affected onsemi’s ability to use, implement or exploit any Category 3 Work Product or Aura Category 3 Background IP, the Aura Entities shall promptly, at its reasonable discretion, use commercially reasonable efforts to either:

(a)         procure for onsemi, at no additional cost or expense to onsemi, the necessary right granted by the relevant third party for onsemi to continue using, implementing or exploiting the Category 3 Work Products and Aura Category 3 Background IP, or the affected part thereof; or

(b)         replace, at no additional cost or expense to onsemi, the Category 3 Work Products or Aura Category 3 Background IP, or affected part thereof, with a modified or substituted work product or Technology (or part thereof) that does not violate any third party’s Intellectual Property Rights and which is qualitatively and functionally at least the equivalent of the affected Category 3 Work Product or Aura Category 3 Background IP.

Notwithstanding the foregoing, if onsemi suffers any losses or damages due to a Category 3 Infringement Claim, each of the Aura Entities shall, jointly and severally, indemnify, or at Aura Entities’ option settle and hold harmless, the onsemi-Indemnified Persons from and against any and all Damages directly or indirectly arising out of such Category 3 Infringement Claim.

Except for willful infringement of third-party Intellectual Property resulting in a Category 3 Infringement Claim, in no event shall the Aura Entities be responsible for Damages arising from or directly or indirectly related to Category 3 Infringement Claims in excess of the total of the payment amounts for Category 1 Products and Category 3 Products as set forth in Schedule 5.1.

For the avoidance of doubt:

(i) to the extent any Category 3 Infringement Claim relates solely to Licensed IP incorporated within the Category 3 Work Product, the Aura Entities aggregate liability for Damages arising therefrom shall not exceed the amounts for Category 3 Products as set forth in Schedule 5.1.

(ii) to the extent any Category 3 Infringement Claim relates to both the Licensed IP incorporated within the Category 3 Work Product and Aura Category 3 Background IP, the Aura Entities’ aggregate liability for Damages arising therefrom shall not exceed the amounts for Category 1 Products and Category 3 Products as set forth in Schedule 5.1.

(iii) to the extent any Category 3 Infringement Claim relates solely to Aura Category 3 Background IP only, the Aura Entities’ aggregate liability for Damages arising therefrom shall not exceed the amounts for Category 1 Products as set forth in Schedule 5.1.

5.           Consideration.

5.1      Total Consideration. onsemi shall pay or caused to be paid to the Aura Entities USD 72,000,000 (the “Total Consideration”) in consideration for the License, Specified Assets, Aura Entities’ development efforts under Section 4.1, and the assignment pursuant to Section 9.2(a).  The Total Consideration shall be paid in accordance with the payment schedule set forth in Schedule 5.1 (the “Consideration and Delivery Schedule”). In no event will the aggregate value of the Total Consideration to the Aura Entities exceed USD 72,000,000.

5.2      Delivery; Acceptance and Payment.

(a)         The Aura Entities shall deliver to onsemi the Specified Assets set forth in, and in accordance with, the Consideration and Delivery Schedule.

(b)          Upon the Aura Entities’ delivery to onsemi of the Specified Assets set forth on the Consideration and Delivery Schedule (each individual unit of the Specified Asset is a “Delivered Asset” and collectively, the “Delivered Assets”), onsemi shall review the Delivered Asset  and conduct tests in accordance with onsemi’s customary business practices to determine whether, in the reasonable determination of onsemi, the Delivered Asset performs in accordance with the acceptance criteria set forth on the Consideration and Delivery Schedule (the “Acceptance Criteria”) with respect to such Delivered Asset. No later than forty-five (45) days from the delivery of the Delivered Asset (the “Review Period”), onsemi shall either (i) deliver to the Aura Entities an acceptance notice indicating that the Delivered Asset meets the Acceptance Criteria (each, an “Acceptance Notice”) or (ii) deliver to the Aura Entities a rejection notice, specifying in reasonable detail the basis on which the Delivered Asset does not meet the Acceptance Criteria (each, a “Rejection Notice”). If onsemi provides a Rejection Notice, the Parties shall, through the Steering Committee in accordance with Section 2.8 and in good faith determine: (A) the procedures for rectification of Delivered Asset in order for such Delivered Asset to meet the Acceptance Criteria and (B) the time period allotted for such rectification by the Aura Entities and subsequent review by onsemi (such period, the “Resolution Period”).

(c)          If onsemi does not deliver an Acceptance Notice by the end of the Review Period, the Delivered Asset shall be deemed to be accepted by onsemi on the last day of the Review Period. Upon (i) the receipt of an Acceptance Notice by the Aura Entities, (ii) if no Acceptance Notice is delivered, at the end of the Review Period, or (iii) if a Rejection Notice is delivered, at the end of the Resolution Period, as the case may be, the Aura Entities shall deliver to onsemi an invoice and Bill of Sale for the accepted Delivered Asset, with such invoice and Bill of Sale reflecting the amount due in respect of such Delivered Asset as set forth in the “Payment Upon Acceptance (In Millions USD)” column in the Consideration and Delivery Schedule.

(d)         Notwithstanding the foregoing in this Section 5.2, if onsemi delivers a Rejection Notice and the Aura Entities are unable to rectify the Delivered Asset within the Resolution Period to meet the Acceptance Criteria, onsemi shall, acting in good faith, be entitled to (i) extend the Resolution Period and the Outside Date, in each case as relate to such Delivered Asset, to facilitate the delivery of such Delivered Asset in accordance with the Acceptance Criteria (each, a “Resolution Extension”) or (ii) deliver an Acceptance Notice solely with respect to the portion of the Delivered Assets that meet the Acceptance Criteria (each, a “Partial Acceptance Notice”) and notify the Aura Entities in writing of a proportionately reduced amount that onsemi would pay to the Aura Entities in respect of such Delivered Assets, with such amount corresponding to the value of the Delivered Assets meeting Acceptance Criteria actually received by onsemi.  The Parties hereby agree and acknowledge that onsemi shall be entitled in its reasonable discretion to either agree to a Resolution Extension or deliver a Partial Acceptance Notice or any combination of such alternatives in consultation with the Steering Committee.  In the event that onsemi elects to deliver a Partial Acceptance Notice, the Aura Entities shall issue an invoice and Bill of Sale reflecting such reduced amount.

(e)          Upon receipt of an invoice and Bill of Sale in accordance with Section 5.2(c) or Section 5.2(d), onsemi shall pay to the Aura Entities by wire transfer of immediately available funds to an account specified by the applicable Aura Entities in the wire instructions as set forth in the invoice delivered to onsemi, the amount set forth in such invoice, and each such payment shall become due and payable thirty (30) days after receipt of the invoice; provided, that, such date shall in no event be prior to the Estimated Delivery Date set forth in the Consideration and Delivery Schedule.

(f)        The Parties agree that the title to and ownership of all the Delivered Assets shall, subject to terms and conditions of this Agreement transfer to onsemi upon payment of the corresponding invoice.

5.3    Withholding.  onsemi, any Affiliate of onsemi, and any of their respective Representatives shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement all amounts that such Person may be required to deduct or withhold from such payments under Applicable Law.  To the extent such amounts are withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  In such event, onsemi, or any Affiliate of onsemi, or its respective agents shall promptly pay all amounts so withheld to the appropriate taxing authorities on the Aura Entities’ behalf and provide the Aura Entities with a Tax certificate for such amount issued by such taxing authority.  onsemi and its Affiliates shall reasonably cooperate with the Aura Entities upon written request to reduce or eliminate any withholding applicable to a payment made pursuant to this Agreement or as required for the Aura Entities to apply for and receive a corresponding Tax credit or refund under Applicable Laws.  If for any reason the appropriate amount of Withholding Taxes is not withheld from the Total Consideration, such required Withholding Taxes not withheld shall remain Retained Liabilities despite such non-withholding.

5.4      Earnout Consideration.

(a)        Earnout Payments.  onsemi shall pay, or cause to be paid, to the Aura Entities the Earnout Payments as set forth in Schedule 5.4(a) (the “Earnout Schedule”) if the specified Earnout Target has been met.  In no event will the aggregate value of all Earnout Payments to the Aura Entities exceed USD 72,000,000.

(b)        Earnout Payments.  The Parties agree that the Earnout Payments are additional consideration paid in respect of the License and the Parties shall report the Earnout Payments for all applicable Tax and other purposes consistently therewith.  The Earnout Payments payable to the Aura Entities in accordance with Section 5.4(a), if any, shall be made by wire transfer of immediately available funds promptly no later than sixty (60) days following onsemi’s report stating that the Earnout Target has been met for the relevant calendar quarter to an account specified by the Aura Entities in the wire instructions of the Aura Entities as set forth in the invoice delivered to onsemi.

(c)         Report and Aura Entities’ Right to Audit.  For each calendar quarter during the Earnout Period, onsemi shall provide the Aura Entities with a report that describes in reasonable detail the calculation of the Earnout Payments for such calendar quarter, including (i) within fifteen (15) days following the filing of onsemi’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the period, as applicable, information related to the Net Revenue for all Subject Products in the aggregate; and (ii) within sixty (60) days following the reporting pursuant to sub-section (i) above, information related to the underlying Net Revenue for each of the Subject Products with part number split assigned by onsemi.  If the Aura Entities believe in good faith that the Earnout Payments do not reflect the Net Revenue, the Aura Entities shall have the right, subject to Applicable Laws and this Section 5.4(c), to conduct an audit of onsemi’s books and records solely to the extent necessary to understand and verify onsemi’s calculation of the Net Revenue with respect to each calendar quarter.  Such audit shall be subject to the following conditions: (1) the Aura Entities will provide onsemi with at least thirty (30) days prior written notice before conducting an audit; (2) audits will be conducted during onsemi’s regular business hours and at the location where such books of account are maintained by onsemi; (3) the Aura Entities will co-operate with onsemi in good faith to avoid and limit any disruption of such audits to onsemi’s business and operations; (4) audits will be conducted by an independent accounting firm mutually acceptable to the Parties; (5) auditors shall provide onsemi with all results of the audit at the same time such auditors provide such results to the Aura Entities; (6) audits shall not occur more than once in any calendar year; (7) the independent accounting firm shall provide its final conclusions of the audit to the Parties simultaneously and within thirty (30) days after the last day of the audit; and (8) onsemi shall not be required to disclose any customer data or any documentation containing Personal Information or otherwise in violation of applicable Privacy Laws.  In the event such audit reveals that the amount of the Earnout Payments owed to the Aura Entities exceeds the amount of the Earnout Payments made to the Aura Entities, onsemi shall pay to the Aura Entities such difference.  In the event such audit reveals that the amount of the Earnout Payments made to the Aura Entities exceeds the amount of the Earnout Payments owed to the Aura Entities, onsemi shall use such difference as a credit against future Earnout Payments owed to the Aura Entities.  The costs of any such audit shall be borne by the Aura Entities; provided, however, that in the event that such audit reveals that the amount of the Earnout Payments owed to the Aura Entities exceeds the amount of the Earnout Payments made to the Aura Entities by fifty percent (50%) or more in respect of any calendar quarter audited, such costs shall be borne by onsemi.

(d)        onsemi’s Right to Operate the Business.  Subject to the terms of the License, the Aura Entities acknowledges and agrees that (i) from and after the Closing, onsemi and its Affiliates have the right to operate their respective businesses as they deem appropriate in their sole discretion, (ii) the Earnout Payments are speculative, subject to numerous factors outside of the control of onsemi and its Affiliates and cannot be guaranteed, (iii) there is no assurance that any of the Aura Entities will receive any Earnout Payments and none of the Aura Entities has not been promised any Earnout Payments, (iv) onsemi and its Affiliates owe no fiduciary duty or other express or implied duty to any of the Aura Entities, including implied duty of good faith and fair dealing, and (v) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.  During the Earnout Period, the Aura Entities shall not, and shall cause their respective Affiliates not to, directly or indirectly, enter into any Contracts or any other arrangements (other than as contemplated in this Agreement or any Ancillary Agreements) which would result in onsemi or any of its Affiliates generating any revenue for commercial sales of Subject Products from the Aura Entities or their Affiliates.

(e)          Dispute Resolutions.  If there is a dispute regarding this Section 5.4, the Aura Entities shall provide onsemi with written notice of the nature of such dispute within thirty (30) days after receipt of the Earnout Payment (if any) or a written notice that no Earnout Payment shall be payable, and within fifteen (15) days of onsemi’s receipt of such notice, the Steering Committee shall meet and use reasonable efforts to resolve such dispute.  If the Parties are unable to resolve such dispute within forty (40) days following onsemi’s receipt of the Aura Entities’ notice, such dispute shall finally be decided by a firm of independent accountants of national standing to which the Parties mutually agree and engage in writing (the “Independent Accountant”).  The Parties shall cooperate with the Independent Accountant in connection with the Independent Accountant’s determination pursuant to this Section 5.4.  Within ten (10) Business Days after the Independent Accountant has been retained, each Party shall furnish, at such Party’s own expense, to the Independent Accountant and substantially simultaneously to the other Party a written statement of such Party’s position with respect to the dispute.  Each Party may also furnish to the Independent Accountant such other information and documents as such Party deems relevant or such information and documents as may be requested by the Independent Accountant.  The Independent Accountant shall be directed to promptly, and in any event within forty-five (45) days after its engagement pursuant to this Section 5.4 (or such longer or shorter period of time as mutually agreed by the Parties), render its determination of the dispute.  The Parties agree that any such determination by the Independent Accountant shall be final and binding on the Parties absent fraud, bad faith or palpable mistake.

(f)         No Other Rights.  The right to receive the Earnout Payments: (i) shall not be evidenced by certificate or other instrument, (ii) shall not be assignable or otherwise transferrable, except by operation of law or pursuant to an Order or as otherwise set forth in this Agreement, (iii) shall not accrue or pay interest on any portion thereof, and (iv) does not represent any right other than the right to receive the considerations set forth in the Earnout Schedule.  Any attempted transfer of the right to receive the Earnout Payments, other than as specifically permitted by the preceding sentence, shall be null and void.

5.5      Holdback and Set-Off Rights.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, but subject to the limitations set forth in Section 12, in the event that onsemi determines in good faith that it is reasonably entitled to indemnification or payment from the Aura Entities, in each case, pursuant to this Agreement or any other Ancillary Agreement, onsemi shall be entitled, in its sole and reasonable discretion, to hold back and withhold from payment amounts reasonably necessary to satisfy such claims from (i) any amount of the Total Consideration that is unpaid and due under the Consideration and Delivery Schedule and/or (ii) the Earnout Payments until such claims are resolved pursuant to Section 12 and Section 13.6 or until such breach is cured to the reasonable satisfaction of onsemi.  Upon the resolution of such claim pursuant to Section 12 and Section 13.6 or the cure of such breach, onsemi shall pay such held back amounts to the applicable Aura Entities, subject to the right of onsemi to in its sole discretion set off any amounts determined to be due and payable by the Aura Entities to onsemi in accordance with the procedures set forth in Section 12 and Section 13.6 of this Agreement.

6.          Representations and Warranties of the Aura Entities.  Each of the Aura Entities represents and warrants to onsemi that as of the date hereof and as of the Closing (unless such other date is specified within such subsections below) that the statements contained in this Section 6 are true and correct, except as disclosed in a document of even date herewith and delivered by the Aura Entities to onsemi on Execution Date referring to the representations and warranties in this Agreement (the “Aura Disclosure Schedule”). The Aura Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 6, and the disclosure in any such numbered and lettered Section of the Aura Disclosure Schedule shall qualify only the corresponding subsection in this Section 6 (except to the extent disclosure in any numbered and lettered Section of the Aura Disclosure Schedule is readily apparent on its face to apply to another numbered and lettered Section of the Aura Disclosure Schedule).

6.1       Organization, Standing and Power; No Subsidiary.

(a)        Each of the Aura Entities is a corporation duly organized, validly existing and in good standing under the laws of its formation or incorporation.  Each of the Aura Entities has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and Assets and to carry on the Aura Business and to perform its obligations under all Contracts by which it is bound, and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its Assets or properties or conduct of its business requires such qualification.  Each of the Aura Entities has delivered to onsemi a true and correct copy of its Organizational Documents, each as amended to date, and each as so delivered is in full force and effect.  None of the Aura Entities is in violation of any of the provisions of its Organizational Documents.  Section 6.1(a) of the Aura Disclosure Schedule sets forth all jurisdictions in which any of the Specified Assets or any owner of the Specified Assets are located.

(b)       None of the Aura Entities has any Subsidiaries.  None of the Aura Entities owns any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any Person.

(c)         No Person holds, controls, owns or can otherwise direct voting power over more than fifty percent (50%) of the outstanding equity interests in any of the Aura Entities.

6.2       Authority; Binding Nature of Agreement; Non-Contravention.

(a)          Each of the Aura Entities has all requisite corporate power and authority to enter into, and to perform its obligations under, this Agreement and the Ancillary Agreements (including the transfer of the Specified Assets and the license of the Licensed IP to onsemi free and clear of any Encumbrances other than Permitted Encumbrances).  As of the Execution Date, the board of director (or similar governing body) of each of the Aura Entities has unanimously (i) determined that this Agreement, the Ancillary Agreements and the Transactions are advisable and fair and in the best interests of such Aura Entity and such Aura Entity’s stockholders, and (ii) authorized and approved the execution, delivery and performance by such Aura Entity of this Agreement and the Ancillary Agreements to which such Aura Entity is or will be a party.  This Agreement and each Ancillary Agreement (to the extent such Aura Entities are or will be a party thereto) have been duly authorized by all necessary corporate action on the part of the Aura Entities.  The requisite number of stockholders of each of the Aura Entities have approved this Agreement and the Transactions as required by the Organizational Documents of such Aura Entities and by Applicable Law (the “Requisite Stockholder Approval”).

(b)         This Agreement has been duly executed and delivered, and to the extent applicable each of the Ancillary Agreements will be duly executed and delivered, by each of the Aura Entities.  Assuming the due execution and delivery by onsemi, each of this Agreement and the Ancillary Agreements constitutes the legal, valid and binding obligations of the applicable Aura Entities enforceable against such Aura Entities in accordance with its respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(c)         Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, will conflict with or result in a breach, termination, or violation by any of the Aura Entities of, constitute a default under (with or without notice or lapse of time, or both), give rise to a right of termination, revocation, invalidation, cancellation or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the following: (i) any provision of the Organizational Documents of any of the Aura Entities or (ii) any Applicable Law, Contract, Permit, license or judgment applicable to any of the Aura Entities, or any of their properties or Assets, except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration, in the case of clause (ii) arising as a result of any of the Aura Entities not obtaining a Required Contract Consent.

6.3       Governmental Authorization.

(a)      No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the Aura Entities in connection with the execution and delivery of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

(b)        Each of the Aura Entities has obtained all Permits that are required for such Aura Entities’ use and ownership of the Specified Assets and Licensed IP.  Each of the Aura Entities is, and at all times has been, in material compliance with all such Permits, and all such Permits are in full force and effect.  None of such Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to Aura’s Knowledge, threatened.  To Aura’s Knowledge, none of the Aura Entities is in violation or breach in any material respect with or in material default or violation of, any such Permits.

6.4         Aura Financial Statements; Distribution of Consideration.  The Aura Entities have delivered or otherwise made available to onsemi: (i) the Aura Entities’ reviewed financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 2024; and (ii) the Aura Entities’ consolidated unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the six (6) month period ended June 2025 (such financial statements under clauses (i) and (ii) collectively, the “Aura Financial Statements”).  The Aura Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements may not contain all footnotes required by GAAP) applied on a consistent basis throughout the periods presented and consistent with each other. The Aura Financial Statements fairly present the financial condition, operating results and cash flow of the Aura Entities as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (which shall not be material, individually or in the aggregate) and the absence of footnotes in the case of the unaudited Aura Financial Statements.

6.5       Capital Structure.  Section 6.5 of the Aura Disclosure Schedule sets forth the name of each holder of the issued and outstanding equity interest of each of the Aura Entities and the number and type of equity interest of such Aura Entity owned by such holder. Other than as set forth in Section 6.5 of the Aura Disclosure Schedule, no Persons have any right to vote with respect to the sale of the Specified Assets or license of the Licensed IP to onsemi or any of the Transactions.

6.6    Litigation.  There is no private or governmental Action pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to Aura’s Knowledge, threatened by or against, and there is no judgment, injunction, decree or Order against, any of the Aura Entities, the Specified Assets, or Licensed IP (a) related to the Specified Assets or Licensed IP or the Transactions, or (b) which would adversely affect ability of any of the Aura Entities to consummate the Transactions.

6.7      Intellectual Property.

(a)          Aura Intellectual Property Rights.

(i)          Disclosure of Certain Intellectual Property.  Section 6.7(a)(i) of the Aura Disclosure Schedule is a complete and accurate list of: all Aura-Registered Intellectual Property, grouped by Patents, Mask Work Registrations, Copyrights, and other Registered Intellectual Property and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, and registration number.

(ii)         Enforceability; No Challenges.  Each item of Aura-Registered Intellectual Property is subsisting and in good standing.  With respect to each item of Aura-Registered Intellectual Property that has been registered, granted or issued, such Aura-Registered Intellectual Property is enforceable and valid.  To Aura’s Knowledge, none of the Aura Entities, nor any of their Affiliates nor any of their counsel or agents has misrepresented, or failed to disclose, any facts or information in any application for any Aura-Registered Intellectual Property that would constitute fraud or a misrepresentation or inequitable conduct with respect to such application.  With respect to each item of Aura-Registered Intellectual Property, none of the Aura Entities has received notice of any inter partes review, derivative proceedings, inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability, refusal or other Action or Legal Proceeding relating to such Registered Intellectual Property.

(iii)       Proper Filing.  With respect to each item of Aura-Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and Taxes due on or prior to the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions) and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Registered Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof.

(iv)      Mask Work Registrations.  All Mask Work Registrations included in the Aura-Registered Intellectual Property were filed within two (2) years of the date such mask work was first commercially exploited.  Each mask work that is included in the Aura-Registered Intellectual Property and that is or has been commercially exploited prior to the date hereof is the subject of a Mask Work Registration that has been filed with the appropriate Registration Office in the world.

(v)         Maintenance Actions.  There are no actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Aura-Registered Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.

(vi)        Trade Secrets.  At all times, the Aura Entities and their Affiliates have maintained reasonable and appropriate measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Aura Intellectual Property and to avoid the misappropriation of Trade Secrets owned by others.  None of the Aura Entities nor any of their Affiliates have disclosed any Trade Secrets in which any of the Aura Entities (or any of their Affiliates) has (or purports to have) any right, title or interest (or any tangible embodiment thereof), or with respect to which any of the Aura Entities (or any of their Affiliates) has an obligation of confidentiality, to any Person without having such Person execute a binding written agreement regarding the non-disclosure and non-use thereof.  All use, disclosure or appropriation of any Trade Secret not included in Aura-Owned Intellectual Property has been pursuant to the terms of a written agreement between any of the Aura Entities and the owner of such Trade Secret.  None of the Aura Entities nor any of their Affiliates has received any notice from any Person that there has been any unauthorized use or disclosure of any Trade Secrets included in the Aura Intellectual Property.  Each of the Aura Entities and their Affiliates has taken all reasonable measures in connection with the hiring and employment of its respective personnel to ensure that Trade Secrets owned by others have not been disclosed to or used by any of the Aura Entities without authorization.

(b)          Ownership of and Right to Use Aura Intellectual Property; No Encumbrances.

(i)          The Aura Entities are the sole and exclusive owners of, and have good, valid and marketable title to, free and clear of all Encumbrances, (I) all Aura-Owned Intellectual Property and (II) all Aura Technology owned by or purported to be owned by any of the Aura Entities (or any of their Affiliates).  No Aura Entity jointly owns or claims any right, title or interest with any other Person (other than another Aura Entity) in, to or under any Aura-Owned Intellectual Property.  No Aura-Owned Intellectual Property is owned, in whole or in part, by any Affiliates of the Aura Entities (other than the Aura Entities themselves).  Aura India does not own any Licensed Patents.  The applicable Aura Entities have the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of the Aura-Owned Intellectual Property.  None of the Aura Entities nor any of their Affiliates has transferred ownership of, or granted any exclusive license with respect to, Aura-Owned Intellectual Property to any Person that is not another Aura Entity.

(ii)          The Aura Entities have the valid, legally enforceable right to use, license, practice and otherwise exploit all Aura-Licensed Intellectual Property and all other Intellectual Property used or held for use by any of the Aura Entities in the Aura Business and the Aura Restricted Period Business.  The Licensed IP constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Aura Business and Aura Restricted Period Business, including to make, use, offer for sale, sell or import any product incorporating the Licensed Products, In-Scope Customizations, Licensed IP or Specified Assets.

(c)          Agreements Related to Aura Intellectual Property.

(i)           No Outbound License.  There is no effective Contract to which any of the Aura Entities (or any of their Affiliates) is bound pursuant to which any of the Aura Entities or any of their existing or future Affiliates granted or is required to grant to any Person any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Aura Intellectual Property, or where any of the Aura Entities or any of their existing or future Affiliates has undertaken or assumed any obligation to assert any current or future Aura Intellectual Property against any Person prior to asserting any Aura Intellectual Property against any other Person or any obligation to exhaust remedies as to any Aura Intellectual Property against one or more Persons prior to seeking remedies against any other Person.  No Patents owned by any of the Aura Entities relating to Specified Assets and Licensed IP are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.

(ii)        Disclosure of Inbound Licenses.  Section 6.7(c)(ii) of the Aura Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to any of the Aura Entities or any of their existing or future Affiliates any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property, or where any of the Aura Entities or any of their existing or future Affiliates is the beneficiary of a covenant or obligation not to assert any Intellectual Property against any of the Aura Entities or any of their existing or future Affiliates prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against any of the Aura Entities or any of their existing or future Affiliates.

(iii)        No Other Intellectual Property Agreements.  There is no effective Contract: (A) regarding joint development by any of the Aura Entities (or any of their Affiliates) of any Aura Technology; (B) by which any of the Aura Entities or any existing Affiliate of any of the Aura Entities grants, granted or is required to grant any ownership right or title to any Aura Intellectual Property; (C) by which any of the Aura Entities (or any of their Affiliates) is assigned or granted an ownership interest in any Aura Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to any of the Aura Entities ownership of Aura-Owned Intellectual Property developed in the course of providing services to such Aura Entities under such Aura Entities’ standard form(s) of such agreements without modification); (D) under which any of the Aura Entities (or any of their Affiliates) grants or receives an option or right of first refusal or negotiation relating to any Aura-Owned Intellectual Property, separated by those granted by and those received by each of the Aura Entities (and each of their Affiliates); (E) under which any Person is granted any right to access Aura Source Code or to use Aura Source Code (other than employees and independent contractors that have access to Aura Source Code solely for purposes of performing services for or on behalf of any of the Aura Entities, in each case under and subject to the Aura Entities’ standard form(s) of such agreements that have been made available to onsemi, without modification); (F) pursuant to which any of the Aura Entities (or any of their Affiliates) has deposited or is required to deposit with an escrow agent or any other Person the Aura Source Code or other Aura Technology or the execution of this Agreement or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of the Aura Source Code; (G) limiting any of the Aura Entities’ (or any of their Affiliates’) ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Aura-Owned Intellectual Property, any Aura Technology or any product that incorporates Aura Technology, including any covenant not to compete; and (H) by which any of the Aura Entities (or any of their Affiliates) grants, granted or is required to grant any Person, or is being granted by any Person, “most favored nations” or other preferred status in terms of pricing, royalties, license fees or other contractual terms and conditions.

(iv)       Royalties.  None of the Aura Entities, nor any of their Affiliates, has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Aura Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Aura Intellectual Property, Licensed Product or In-Scope Customizations.

(v)         No Breach.  None of the Aura Entities nor any of their Affiliates, nor to Aura’s Knowledge any other Person is in breach of any Contract set forth in Section 6.7(c) of the Aura Disclosure Schedule, and none of the Aura Entities nor any of their Affiliates has notified any Person, and no Person has notified any of the Aura Entities (or any of their Affiliates), of any such breach.

(vi)         No Affiliate Licenses.  There are no Contracts to which any of the Aura Entities nor any of their Affiliates is a party or is otherwise bound pursuant to which any of the Aura Entities or any existing or future Affiliate of the Aura Entities grants, granted or is required to grant to any Person any rights under the Intellectual Property owned or controlled by onsemi or any Affiliate of onsemi by reason of the Transactions.

(d)          Public Software.

(i)        Section 6.7(d)(i) of the Aura Disclosure Schedule identifies all Public Software combined with, linked with, or used in or by any Aura-Owned Intellectual Property, Licensed Products, In-Scope Customizations, or Aura Technology, or in the conduct of the Aura Business or Aura Restricted Period Business, describes the manner in which such Public Software was used (such description shall include whether (and if so, how) the Public Software was modified and/or distributed by any of the Aura Entities) and identifies the licenses under which such Public Software was used by any of the Aura Entities.

(ii)        None of the Aura Entities nor any of their Affiliates has used, modified or distributed any Public Software such that (A) any software owned by or licensed to any of the Aura Entities (or any of their Affiliates) is subject to any Open License Terms or is required to be made available in source code form or (B) any of the Aura Entities (or any of their Affiliates) is required to grant permission for creating modifications to or derivative works of any software owned by of the Aura Entities (or any of their Affiliates).  None of the Aura Entities nor any of their Affiliates has licensed any software owned by any of the Aura Entities or any of their Affiliates as Public Software.

(iii)        The Aura Entities and their Affiliates are in compliance with all Open License Terms applicable to any Public Software licensed to or used by any of the Aura Entities (or any of their Affiliates).  None of the inventions claimed in any of the Patents included in the Aura-Owned Intellectual Property are practiced by any Public Software used by any of the Aura Entities (or any of their Affiliates).

(e)          No Third-Party Rights in Aura Intellectual Property.

(i)         No Employee Ownership.  No current or former officer, manager, director, stockholder, member, employee, founder, consultant, or independent contractor of any of the Aura Entities has any right, title or interest in, to or under any Aura Intellectual Property or Aura Technology that has not been either (A) irrevocably assigned or transferred to any of the Aura Entities or (B) licensed (with the right to grant sublicenses) to any of the Aura Entities under an exclusive, irrevocable, worldwide, royalty-free, fully paid and assignable license (in each of clauses (A) and (B), under and subject to the Aura Entities’ standard form(s) of such agreements that have been made available to onsemi, without modification).

(ii)          No Challenges.  No Person has challenged or, to Aura’s Knowledge, threatened to challenge and no Person has asserted or, to Aura’s Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to Aura’s Knowledge, threatened, which would adversely affect (A) any of the Aura Entities’ right, title or interest in, to or under the Aura Intellectual Property or Aura Technology, or (B) any Contract, license or other arrangement under which any of the Aura Entities claims any right, title or interest under the Aura Intellectual Property or Aura Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by any of the Aura Entities of any Aura Intellectual Property or Aura Technology.

(iii)       No Restrictions.  None of the Aura Entities nor any of their Affiliates is subject to any Action, proceeding or outstanding decree, Order, judgment or stipulation restricting in any manner the use, transfer or licensing by any of the Aura Entities of the Aura Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Aura Technology (or any product incorporating Aura Technology), or which might affect the validity, use or enforceability of any Aura Intellectual Property.

(iv)        No Infringement by Other Persons.  To Aura’s Knowledge, no Aura Intellectual Property has been infringed, misappropriated or violated by any Person.

(f)        No Infringement by the Aura Entities.  The conduct of the Aura Business and Aura Restricted Period Business, including the making, using, offering for sale, selling, distributing and/or importing of any Licensed Products and Aura Technology, has not violated, infringed or misappropriated, and does not and following the Closing will not violate, infringe, or misappropriate the Intellectual Property of any Person.  No Person has asserted or, to Aura’s Knowledge, threatened a claim, and none of the Aura Entities nor any of their Affiliates has received any notification, that the Aura Business, Aura Restricted Period Business or any Licensed Products or Aura Technology (or any Intellectual Property embodied in the Aura Technology) violates, infringes, or misappropriates any Person’s Intellectual Property.  No Person has notified any of the Aura Entities nor any of their Affiliates that any of the Aura Entities or any of their Affiliates requires a license to any Person’s Intellectual Property.  None of the Aura Entities nor any of their Affiliates has not received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.

(g)         Employee and Contractor Agreements.  All current and former employees, consultants and independent contractors of any of the Aura Entities who are or were involved in, or who have contributed in any manner to the creation or development of any Aura Intellectual Property or Technology for any of the Aura Entities (or any of their Affiliates) have executed and delivered to the Aura Entities (or such Affiliates thereof) a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable present assignment to the Aura Entities (or such Affiliates thereof) of such Intellectual Property and Technology.  Each such agreement is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by the Aura Entities to onsemi.  To Aura’s Knowledge, no current or former employee, consultant or independent contractor of any of the Aura Entities is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with any of the Aura Entities.  Section 6.7(g) of the Aura Disclosure Schedule is a complete and accurate list of all consultants and independent contractors used by the Aura Entities in connection with the conception, reduction to practice, creation, derivation, development, or making of the Aura Intellectual Property and the Aura Technology.

(h)         Moral Rights.  All authors of any works of authorship in the Aura Technology have waived their Moral Rights in such Aura Technology and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by Applicable Law and except to the extent such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights in the Aura Technology.

(i)         No Release of Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Aura Source Code.

(j)         No Viruses in Aura Technology.  No Aura Technology contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”).  At all times, the Aura Entities and their Affiliates, as applicable, have taken all steps and maintained all measures necessary and adequate to prevent the introduction of Viruses into the Aura Technology.

(k)        No Standards Bodies.  None of the Aura-Owned Intellectual Property is subject to any obligation to be licensed to third parties as a result of the Aura Entities or any of their Affiliates (or to Aura’s Knowledge, the prior owner of any Intellectual Property) being a member or promoter of, or a contributor to any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization.  None of the Aura Entities nor any of their Affiliates is now, nor has any of the Aura Entities nor any of their Affiliates ever been, and to Aura’s Knowledge, no prior owner of any Aura-Owned Intellectual Property was, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates any of the Aura Entities (or the prior owner of Aura-Owned Intellectual Property) to grant or offer to any other Person any license or other right to any Aura-Owned Intellectual Property or Aura Technology, including any future Technology and Intellectual Property that is developed, conceived, made or reduced to practice by any of the Aura Entities after the Closing Date.

(l)         No Government Funding.  No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Aura-Owned Intellectual Property or Aura Technology owned by any of the Aura Entities (or any of their Affiliates).

(m)       No Limits on onsemi’s Rights.  The execution, delivery or performance of this Agreement or any of the Ancillary Agreements, the consummation of the Transactions, and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on onsemi’s right, title or interest in or to the Aura Intellectual Property, nor will it cause: (i) any of the Aura Entities (or any of their Affiliates) to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to any of the Aura Entities, (ii) any of the Aura Entities (or any of their Affiliates) to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) any of the Aura Entities (or any of their Affiliates) to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Aura Entities (or their Affiliates) in the absence of this Agreement or the Transactions.

(n)        No Export Limitations.  The License, use and transfer of any of Licensed IP does not require approval by any of the administrative agencies.

(o)          Right to Licensed IP Owned by Affiliates of Aura Entities.  For all Licensed IP that is owned by any Affiliates of the Aura Entities (other than another Aura Entity), the Aura Entities have obtained all rights to grant the License to onsemi pursuant to Section 2.1.

(p)       Transferability of Intellectual Property.  All Aura-Owned Intellectual Property is fully transferable, alienable and licensable by the Aura Entities without restriction and without payment of any kind to any other Person.

6.8     Aura Products. A complete and accurate list of each of the Aura Products, together with a brief description of each, is set forth in Section 6.8 of the Aura Disclosure Schedule.  Except as set forth in Section 6.8 of the Aura Disclosure Schedule, no Licensed Products have been sold, licensed, leased, delivered, distributed, or otherwise made available by any of the Aura Entities or any of their Affiliates, and none of the Aura Entities nor any of their Affiliates has delivered, distributed, or otherwise made available any service, product or Aura Technology to any Person.  The Aura Entities have provided to onsemi a list identifying and describing all known bugs, errors and defects in the Licensed Products and Aura Technology.  The Aura Entities have disclosed in writing to onsemi all information relating to any problem or issue with respect to any of the Licensed Products or Aura Technology that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Licensed Product or Aura Technology.  None of the Aura Entities nor any of their Affiliates has been required to conduct, nor has any of them voluntarily conducted, any product recall.

6.9      Privacy; Security Measures.

(a)        Data Security and Privacy.  Each of the Aura Entities is and has been, in compliance with Data Security and Privacy Requirements.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will result in any of the Aura Entities being in breach or violation of Data Security and Privacy Requirements.  The Aura Entities have all rights and consents necessary to access, use and disclose the Personal Information in such Aura Entities’ or their Affiliates’ possession or under such Aura Entities or their Affiliates’ control in connection with the operation of the Aura Business.

(b)         Security Measures.  At all times, the Aura Entities have implemented, maintained, and complied with, consistent with industry standard practices and their contractual and other obligations to other Persons, all reasonable and appropriate security and other measures (including administrative, technical, and organizational measures) to protect all Business Confidential Information and other data contained within the Specified Assets and the Licensed IP (collectively, the “Specified Data”), and all computers, networks, software and systems used in connection with the operation of the Aura Business (the “Information Systems”) from (i) Viruses and (ii) unauthorized, unlawful, or accidental access to, use, modification, disclosure, loss, destruction, unavailability, modification, misuse or other unauthorized processing of Specified Data.  The Aura Entities have provided to onsemi all of the Aura Entities’ disaster recovery and security plans, and procedures relating to the Information Systems.  There has been no actual or reasonably suspected unauthorized, accidental, or unlawful (x) intrusions or breaches of the security of the Information Systems, or (y) collection, access, use, loss, transfer, sharing, retention, disclosure or other processing of any Specified Data in the possession, custody or control of the Aura Entities.

(c)        No Breach.  There is no, and has been no Legal Proceeding against or involving any of the Aura Entities by any Person (including any Governmental Entity), relating to the Aura Entities’ privacy or information security practices or the security, confidentiality, availability, or integrity of any Information Systems or of any Personal Information or Specified Data, or other data or information used, processed or maintained by or for the Aura Entities.  There are no circumstances that would reasonably be expected to give rise to any of the foregoing.

6.10     Complete Copies of Materials.  The Aura Entities have delivered or made available true and complete copies of each document referenced in the Aura Disclosure Schedule.

6.11     Material Contracts.

(a)          All of the Material Contracts (as defined below) of the Aura Entities (or any of their Affiliates) are listed in Section 6.11(b) of the Aura Disclosure Schedule, and a true, correct and complete copy of each such Material Contract, together with all amendments, modifications or supplements thereto, as well as a written description of each oral Material Contract, has been delivered or otherwise made available to onsemi.  With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Aura Entities, and, to Aura’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) none of the Aura Entities nor, to Aura’s Knowledge, any other party to any of the Material Contracts is in breach or default, and no event has occurred that with notice or lapse of time would (A) constitute a breach or default by any of the Aura Entities, or, to Aura’s Knowledge, by any such other party, or (B) permit termination, modification or acceleration, under such Material Contract, (C) give any Person the right to receive or require a material rebate, chargeback or penalty under any Material Contract, or (D) give any Person the right to accelerate the maturity or performance of any Material Contract.

(b)          “Material Contract” means any Contract, to which any of the Aura Entities (or any of their Affiliates) or by which any of the Aura Entities (or any of their Affiliates) is bound, that relates to any of the Specified Assets or Licensed IP:

(i)         that is required to be listed in Section 6.7 of the Aura Disclosure Schedule (other than Contracts governing the use of Public Software);

(ii)         for any design, manufacturing, fabrication, logistics, packaging, validation or test services, including any Contracts with foundries;

(iii)       granting any exclusive rights to any party, including any right of first refusal, right of first offer or right of first negotiation, ad including any sole source or single source Contracts;

(iv)        evidencing Indebtedness of any of the Aura Entities of USD 100,000 or more, and which relates to Indebtedness and creates an Encumbrance on the Assets of any of the Aura Entities;

(v)          involving any partnership, joint development, joint venture or limited liability company agreement, or concerning any equity or partnership interest in another Person;

(vi)         relating to the acquisition or disposition of any business or material Assets or the capital stock of any other Person (whether by merger, sale of stock, sale of Assets or otherwise);

(vii)        settling any claim asserted by any Person (including any Governmental Entity);

(viii)       that is an employment or employment-related Contract with an employee;

(ix)          that is a collective bargaining agreement or other Contract with a labor union, labor organization or other employee collective representation group that covers any employee;

(x)          containing a residuals clause for the benefit of the other party to the Contract;

(xi)         that is with a Governmental Entity or university;

(xii)        containing covenants (A) that materially limit or purport to materially limit the ability of any of the Aura Entities to compete in any line of business or with any Person or in any geographic area or during any period of time, or (B) that provide for “most favored nations” pricing terms; or

(xiii)       that could reasonably be expected to have a Material Adverse Effect if breached by any of the Aura Entities in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice or passage of time); (B) provide a basis for any other party to claim money Damages (either individually or in the aggregate with all such other claims under that Contract) from any of the Aura Entities; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Contract.

(c)          No Person has given any of the Aura Entities written notice of its intention to cancel, terminate or suspend performance under any Material Contract, and there are not unresolved disputes between any of the Aura Entities, on the one hand, and any Person, on the other hand, with respect to any Material Contract.  None of the Aura Entities is participating in any active discussions to amend the terms of or terminate any Material Contract.

(d)        Except for the consents and notices set forth in Section 6.11(d) of the Aura Disclosure Schedule (the “Required Contract Consents”), no prior consent of or notice to any party to a Material Contract is required for the consummation by any of the Aura Entities of the Transactions to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any material right under or the incurrence of any material obligation under such Material Contract.

6.12    Warranties.

(a)          There are no warranty or return claims pending or, to Aura’s Knowledge, threatened against any of the Aura Entities or any of their Affiliates under any Contracts which would reasonably be expected, individually to exceed USD 50,000 or that, in the aggregate, would be material to the Aura Business or Aura Restricted Period Business.

(b)          None of the Licensed Products have, in the five (5) years prior to the Execution Date, been the subject of any epidemic failure, recall, safety complaint or claim, or other similar liability or Action and, to Aura’s Knowledge, no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) give rise to or serve as a basis for any such liability or Action relating to any Licensed Product.

(c)          None of the Aura Entities nor any of their Affiliates has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Aura Entities or any of their Affiliates.

(d)         No product Liability claims relating to the Aura Business or Licensed Products involving amounts in excess of USD 50,000 (or the equivalent value in the applicable currency) have occurred within the past three (3) years.

6.13     Title to Property; Assets.

(a)        The Aura Entities have good and marketable title to all of the Specified Assets free and clear of all Encumbrances (except for Permitted Encumbrances).  All tangible personal property included in the Specified Assets is free and clear of all Encumbrances (except for Permitted Encumbrances), including any pending Third-Party Claim that the acquisition of such property by any of the Aura Entities would constitute a fraudulent conveyance.  Each item of such tangible personal property is in good operating condition and good repair, ordinary wear and tear excepted, is free from all defect and damage, and is usable in the ordinary course of business.  None of the Excluded Assets are exclusively related to the Aura-Owned Intellectual Property.

(b)          No Person other than the Aura Entities holds title to, or has an ownership interest in, any of the Specified Assets.

(c)        The Aura Entities own or otherwise have all Assets necessary to conduct the Aura Business, and after the Closing, onsemi will have, all Assets needed to conduct its business in the ROW Territory in relation to the Specified Assets, Licensed IP, Licensed Products and In-Scope Customizations.  Without limiting the generality of the foregoing, the Specified Assets together with the Licensed IP and the rights and services provided under the Support Services Agreement constitute all assets necessary and sufficient to enable onsemi to design, develop, test, manufacture, make, have made, support, maintain, use, improve, operate, distribute, commercialize, market, import, sell, offer for sale, lease, or otherwise exploit any Licensed Product and In-Scope Customizations.  The Aura Entities have all rights necessary to assign the Specified Assets and license the Licensed IP, as set forth herein.

6.14     Environmental Matters.  None of the Aura Entities has (a) received any written notice alleging any violation by any of the Aura Entities in connection with the Aura Business with respect to any applicable Environmental Laws or (b) released any Hazardous Substance into the environment except (i) in compliance with Applicable Law or (ii) in an amount or concentration that would not give rise to any material Liability or obligation under any Environmental Law.

6.15      Taxes.

(a)        The Aura Entities are Tax residents of the country where they are incorporated and do not have a permanent establishment or place of effective management in any jurisdiction other than their respective countries of residence.

(b)        The Aura Entities have prepared and timely filed or caused to be timely filed (taking into account valid extensions of the applicable due date) all Tax Returns they were required to file under Applicable Laws with respect to the Aura Business, the Specified Assets, and all such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with Applicable Law.  All Taxes due and owing by any of the Aura Entities (whether or not shown as due on any such Tax Returns) with respect to the Aura Business or the Specified Assets have been fully paid.

(c)        None of the Aura Entities is a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract that would, in any manner, bind, obligate or restrict onsemi or its Affiliates (or the Aura Business or the Specified Assets).

(d)         No extension of time has been requested or granted for any of the Aura Entities to file any material Tax Return related to the Aura Business or the Specified Assets that has not yet been filed or to pay any Tax related to the Aura Business or the Specified Assets that has not yet been paid.  There are no outstanding waivers or extensions or requests for waiver or extension of the time for income or other material Taxes relating to the Aura Business or the Specified Assets.

(e)         No audit or investigation of any Tax Return of any of the Aura Entities is pending or, to Aura’s Knowledge, has been threatened by a Governmental Entity or Tax authority, and none of the Aura Entities has been notified in writing or, to Aura’s Knowledge, in any credible oral communication of any request for such an audit or other examination, in each case related to the Aura Business or the Specified Assets.  Furthermore, any demand of Taxes, consequential interest, penalties or any other cost associated with such demand, pertaining to any period ending on or before the Closing Date, shall be the responsibility of the Aura Entities.

(f)         There is no (and immediately following the Closing there will not be) unpaid Tax with respect to any period ending on or before the Closing Date (i) which constitutes an Encumbrance (except for any Taxes not yet due and payable) upon any of the Specified Assets or (ii) for which onsemi would be liable under Applicable Law by reason of having acquired the Specified Assets or the Aura Business from the Aura Entities pursuant to this Agreement.

(g)        None of the Specified Assets is (i) an interest in any trust, partnership, corporation, limited liability company, or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a) or (ii) a “United States real property interest” within the meaning of Section 897 of the Code or an “interest in a partnership” within the meaning of Section 1446(f) of the Code. There are no requests for rulings in respect of any Tax applicable to the Aura Business or the Specified Assets pending between any of the Aura Entities and any Tax authority nor has any of the Aura Entities ever applied for or received a Tax ruling from any Tax authority, in each case relating to the Aura Business or the Specified Assets.

(h)        None of the Aura Entities nor any of their Affiliates has received any written claim from a Governmental Entity in a jurisdiction where any of the Aura Entities or any of their Affiliates does not file Tax Returns that any of the Aura Entities or any of their Affiliates is or may be subject to taxation by that jurisdiction, in each case relating to any of the Aura Business or the Specified Assets.

(i)         None of the Specified Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, (v) described in Section 197(f)(9) of the Code, or (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(j)         Aura China is the sole and exclusive beneficial owner of the Specified Assets and the Licensed IP for purposes of all Applicable Laws including those Tax laws.

(k)        None of the Licensed IP is registered in India, and as of the Closing Date, the Licensed IP shall not be legally and beneficially owned by Aura India (or any other Aura Entity with operations in India), or otherwise have a connection to India that would cause the Licensed IP to be treated as located in India for purposes of applicable Indian Tax laws or otherwise be subject to Tax in India.

6.16     Employee Matters.

(a)        Each of the Aura Entities is, and has at all times been, in material compliance, with Applicable Law with respect to employment practices, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices.  Each of the Aura Entities is, and has at all times been, in compliance with terms and conditions of employment of its employees.

(b)         To Aura’s Knowledge, all employees, past and present, of each of the Aura Entities are in strict compliance with inter alia obligations of confidentiality, non-disclosure, data protection and privacy, in accordance with Applicable Law and the terms of such employees’ employment/engagement Contracts with the Aura Entities.

6.17   Insurance.  There is no pending or unpaid material claim by any of the Aura Entities under any insurance policy or fidelity or surety bond relating to the Specified Assets or the Aura Business.

6.18     Compliance With Laws.  The Aura Entities are and have at all times been in compliance in all material respects with, and none of the Aura Entities has not received any notices or any other communication from any Person regarding any violation with respect to, any Applicable Law or Order with respect to the conduct, ownership or operation of the Aura Business.  No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Aura Entities of, or a failure on the part of any of the Aura Entities to comply with, any Applicable Law or any Order.

6.19     Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ or agents’ commissions or investment bankers’ fees or similar advisory services or any similar charges in connection with this Agreement, the Ancillary Agreements, or any Transactions.

6.20    International Trade Matters.

(a)         None of the Aura Entities, their Affiliates, nor any of their directors, officers, employees, or to Aura’s Knowledge, agents is, or for the past five (5) years has been: (1) located, organized, or resident in a country or territory that is, or whose government is, the subject of applicable Trade Controls that broadly prohibit dealings therein (currently, Cuba, Iran, North Korea, Syria, Russia, Belarus, and the Crimea, Donetsk, Kherson, Zaporizhzhia, and Luhansk regions of Ukraine (each a “Restricted Country”)); (2) owned or controlled by the government of a Restricted Country; (3) (i) designated on an applicable government prohibited or restricted parties list; or (ii) directly or indirectly owned fifty percent (50%) or more by one or more such listed party (each of the foregoing, a “Restricted Party”); or (4) a Prohibited Party.

(b)          Each of the Aura Entities maintains policies and procedures reasonably designed to promote compliance with applicable Trade Controls.

(c)        In the past five (5) years, to Aura’s Knowledge, none of the Aura Entities has been the subject or target of a Legal Proceeding, governmental investigation or inquiry pertaining to applicable Trade Controls, nor has any of the Aura Entities disclosed to a relevant Governmental Entity any issue of material noncompliance with applicable Trade Controls.

6.21    Anti-Corruption Compliance.

(a)          None of the Aura Entities, nor any Representative of Aura acting on behalf of any of the Aura Entities:

(i)       has been convicted of, or, to Aura’s Knowledge, accused, charged or investigated by any Governmental Entity with any violation of, any Anti-Corruption/AML Law or other Applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctions violations;

(ii)      has taken any action which would cause any of the Aura Entities to be in violation of any Anti-Corruption/AML Law;

(iii)       has used any funds (whether of the Aura Entities or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iv)        has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing Permits, licenses, favorable Tax or court decisions, special concessions, Contracts, business, or any other improper advantage;

(v)       has otherwise offered, promised, authorized, provided, or incurred or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person;

(vi)          has solicited, accepted, or received any Restricted Benefits from any Person;

(vii)        has established or maintained any slush fund or other unlawful or unrecorded fund or account;

(viii)       has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records;

(ix)     is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;

(x)        has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;

(xi)          has used any funds to finance terrorist, drug-related, or other illegal activities;

(xii)        has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any Anti-Corruption/AML Laws or any Applicable Laws of similar effect; or

(xiii)       has received any notice from any Person that alleges any of the foregoing.

(b)         None of the Aura Entities has been the subject of any enforcement action by any Governmental Entity, conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption/AML Laws by any of the Aura Entities.  There are no pending or, to Aura’s Knowledge, threatened claims against any of the Aura Entities with respect to violations of any Anti-Corruption/AML Laws.

6.22  Compliance with Rights of First Refusal.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, any Contract to which any of the Aura Entities is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to the purchase and sale of the Specified Assets pursuant to this Agreement or the consummation of the Transactions or any other transaction contemplated by this Agreement.

6.23  Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any of the Aura Entities or any of the Specified Assets has been filed by any of the Aura Entities or is being contemplated by any of the Aura Entities or to Aura’s Knowledge, has been threatened against any of the Aura Entities by any other Person, and none of the Aura Entities has made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for the institution of, such insolvency proceedings.  Immediately after giving effect to the consummation of the Transactions: (a) the Aura Entities will be able to pay the Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Retained Liabilities; and (c) taking into account all pending and threatened litigation, final judgments against any of the Aura Entities in Actions for money Damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any of the Aura Entities will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of any of the Aura Entities.

6.24   Representations Complete.  None of the representations or warranties made by any of the Aura Entities herein or in any Schedule or Exhibit hereto, including the Aura Disclosure Schedule, or certificate furnished by the Aura Entities pursuant to this Agreement or any written statement furnished to onsemi pursuant hereto or in connection with the Transactions, when all such documents are read together in their entirety, contain, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

7.         Representations and Warranties of onsemi.  onsemi represents and warrants to the Aura Entities that the statements contained in this Section 7 are true and correct in all material respects.

7.1     Organization, Standing and Power.  onsemi is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware of the United States of America.  onsemi has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on the ability of onsemi to consummate the Transactions.

7.2      Authority; Binding Nature of Agreement.

(a)        onsemi has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of onsemi.  This Agreement has been duly executed and delivered by onsemi and, assuming it constitutes the valid and legal obligation of each of the Aura Entities, constitutes the valid and binding obligations of onsemi enforceable against onsemi in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b)        No consent, approval, Order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to onsemi or any of its Affiliates in connection with the execution and delivery of this Agreement by onsemi or the consummation by onsemi of the Transactions, other than compliance with and filings, notifications, consents, authorizations, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of onsemi to consummate the Transactions or prevent or materially alter or delay the Transactions.

8.           Additional Agreements.

8.1      Conduct of the Business.

(a)        During the period from the date of this Agreement and continuing until and through the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”), the Aura Entities shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by onsemi): (i) carry on the business of each of the Aura Entities in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) pay the debts and Taxes of each of the Aura Entities when due subject to any good faith disputes over such debts or Taxes; (iii) comply with all material Applicable Laws and to pay or perform obligations under any Material Contract when due; (iv) use all reasonable efforts to preserve intact the present business organizations of each of the Aura Entities, keep available the services of employees, as required, and preserve the relationships of each of the Aura Entities with customers, suppliers, distributors, licensors, licensees and others having business dealings with any of the Aura Entities pursuant to a Material Contract, to the end that the goodwill and ongoing businesses of each of the Aura Entities (as relate to the Specified Assets and Licensed IP) shall be unimpaired at the Closing; and (v) promptly repair, restore or replace any Specified Assets that are destroyed or damaged.

(b)        The Aura Entities shall promptly notify onsemi of any material event or occurrence not in the ordinary course of the Aura Business, and of any event which could reasonably be expected to have a Material Adverse Effect.

(c)          Without limiting the foregoing, except as expressly contemplated by this Agreement or the Aura Disclosure Schedule, during the Pre-Closing Period, each of the Aura Entities shall not, and shall not permit any of the following with respect to any of the Aura Entities, without the prior written consent of onsemi:

(i)         sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Specified Assets or the Aura Business or any interest in or right relating to any such interest;

(ii)        permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Specified Assets or the Aura Business to become subject, directly or indirectly, to any Encumbrance;

(iii)         transfer, sell, lease, license or otherwise convey or dispose of, abandon or permit to lapse, any of the Specified Assets or Licensed IP;

(iv)         recognize, or enter into, any Contract with any labor organization;

(v)          effect or become a party to an Acquisition Transaction;

(vi)        enter into any Contract relating to the Aura Business or Specified Assets or Licensed IP or permit any of the Specified Assets or Licensed IP to become bound by any Contract;

(vii)        incur, assume or otherwise become subject to any Liability with respect to the Aura Business or the Specified Assets or Licensed IP, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business consistent with the applicable Aura Entities’ past practices;

(viii)       commence or settle any Action relating to the Aura Business, the Specified Assets or the Licensed IP;

(ix)         enter into any transaction or take any other action in the conduct of or otherwise relating to the Aura Business, Specified Assets or Licensed IP outside the ordinary course of business consistent with the applicable Aura Entities’ past practices;

(x)        enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by any of the Aura Entities in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, or (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement; and

(xi)         agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 8.1(c) or any action that would cause a material breach of any of the Aura Entities’ representations or warranties contained in this Agreement or prevent any of the Aura Entities from materially performing or causing any of the Aura Entities not to materially perform their covenants hereunder.

8.2      No Solicitation.

(a)        During the Pre-Closing Period, the Aura Entities shall not, directly or indirectly through any Representative of the Aura Entities or their Affiliates, or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer relating to any sale or license of the Specified Assets (the “Acquisition Transaction”) other than the Transactions (any of the foregoing inquiries or proposals, an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; (iii) enter into a letter of intent or Contract contemplating or otherwise relating to, otherwise approve or recommend, or otherwise cooperate in any way to effect an Acquisition Proposal.  Each of the Aura Entities represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)       The Aura Entities shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing activities, discussions, negotiations and communications with any Person (other than onsemi or an Affiliate of onsemi) that relate to any Acquisition Proposal, and promptly request the destruction or return of any nonpublic information of the Aura Entities provided to such Person.  The Aura Entities shall notify onsemi immediately (and in no event later than twenty-four (24) hours) after receipt by any of them or any of their Representatives of any Acquisition Proposal or for access to the properties, books or records of any of the Aura Entities by any Person that informs the Aura Entities or their Representatives that such Person is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall promptly provide, orally and in writing, any material updates to the same.

8.3      Access to Information.

(a)      During the Pre-Closing Period, each of the Aura Entities shall afford onsemi and its accountants, counsel and other Representatives, reasonable access to (i) all of such Aura Entities’ properties, personnel, books, Contracts, commitments and records, and (ii) all other information concerning the Aura Business, properties and personnel of such Aura Entities as onsemi may reasonably request.

(b)          Subject to compliance with Applicable Law, during the Pre-Closing Period, each Party shall confer with the other on a regular and frequent basis with one or more Representatives of the other Party to report operational matters of materiality and the general status of ongoing operations.

(c)          No information or knowledge obtained in any investigation pursuant to this Section 8.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

8.4      Notification of Certain Matters.  The Aura Entities shall give immediate notice to onsemi if any of the following occurs during the Pre-Closing Period:

(a)          receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)          receipt of any notice or other communication from any Governmental Entity in connection with the Transactions;

(c)       the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(d)          the commencement or threat of any Action involving or affecting any of the Aura Entities or any of their properties or assets;

(e)         the occurrence of any fact or event that causes or is reasonably likely to cause a breach by any of the Aura Entities of any provision of this Agreement;

(f)          the occurrence of any fact or event of which the Aura Entities become aware that results in the inaccuracy in any representation or warranty of any of the Aura Entities in this Agreement; and

(g)         the occurrence of any event that, had it occurred prior to the Execution Date without any additional disclosure hereunder, would have constituted a Material Adverse Effect;

provided, that the delivery of any notice by the Aura Entities pursuant to this Section 8.4 shall not modify any representation or warranty of the Aura Entities, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to onsemi and the failure of onsemi to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the Aura Entities.

8.5      Confidentiality.

(a)        The Parties acknowledge that they have previously executed a Confidentiality and Non-Disclosure Agreement, dated November 11, 2024, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided, however, that (A) any Confidential Information (as such term is defined in the Confidentiality Agreement) of any of the Aura Entities that constitutes Business Confidential Information shall, notwithstanding anything to the contrary in the Confidentiality Agreement, no longer be deemed to be subject to the terms of the Confidentiality Agreement, and the terms of the Confidentiality Agreement applicable to such Business Confidential Information, but shall instead be deemed to be superseded by the terms of this Section 8.5 solely with respect to such Confidential Information of any of the Aura Entities that constitutes Business Confidential Information, and (B) the Confidentiality Agreement shall, solely with respect to such Confidential Information of such Aura Entities that constitutes Business Confidential Information, be deemed to be of no further force or effect.

(b)        From and after the Closing, except with the prior written consent of the other Party, each Party shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not disclose (other than to its officers, directors, employees, attorneys and other advisors with a bona fide need-to-know, provided, that such Persons have agreed to the confidentiality restrictions that are at least as protective of such information as those contained herein and each Party shall remain liable for the breach of such confidentiality obligations by any Person to which it discloses such information) the terms and conditions of this Agreement and matters regarding the interpretation of this Agreement or any Ancillary Agreement; except that either Party may disclose such information to the extent that (A) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 13.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (B) such Party is required by Applicable Law to divulge or disclose any such information (in which case such Party shall promptly notify the other Party in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such information required to be disclosed).

(c)          From and after the Closing, except with the prior written consent of the other Party or to the extent permitted by Section 8.5(d), each Party shall, and shall cause its Affiliates and its and its respective Representatives to, keep confidential and not disclose (other than to its officers, directors, employees, contractors, attorneys and other advisors with a bona fide need-to-know, provided that such Persons have agreed to the confidentiality restrictions that are at least as protective of the Business Confidential Information as those contained herein and each Party shall remain liable for the breach of such confidentiality obligations by any Person to which it discloses such information) all Business Confidential Information, except to the extent that (A) such Party can demonstrate by competent evidence that, at the time of the disclosure, through no wrongful act or omission of such Party or its Affiliates, such information has otherwise been made public, (B) disclosure of any such information is reasonably necessary for such Party’s prosecution, maintenance or enforcement of the Licensed IP as permitted by Section 2.4; (C) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 13.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (D) such Party is required by Applicable Law to divulge or disclose any such information (in which case that such Party shall promptly notify the other Party in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such Confidential Information required to be disclosed).

(d)         For clarity, nothing in these Sections 8.5(a)-8.5(d) are intended to prevent a Party from exercising any of such Party’s rights under the Licenses granted in Section 2 provided that such Party complies with the terms of Sections 2.3 and uses reasonable commercial efforts to protect the confidentiality of the Business Confidential Information and treats such Business Confidential Information with the same degree of care as it treats to own confidential information of a similar nature.

(e)          From and after the Closing, except with the prior written consent of onsemi or as expressly set forth below, each of the Aura Entities shall, and shall cause their Affiliates and their respective Representatives to, keep confidential and not disclose, the onsemi Confidential Information, except that the Aura Entities may disclose onsemi Confidential Information to the extent that (A) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 13.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (B) such Aura Entities are required by Applicable Law to divulge or disclose any such information (in which case such Aura Entities shall promptly notify onsemi in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such information required to be disclosed).  From and after the Closing, except with the prior written consent of onsemi, the Aura Entities shall not, and shall ensure their Affiliates and Representatives will not, use onsemi Confidential Information for any purposes other than performing the Aura Entities’ obligations under this Agreement and the Support Services Agreement.  Each of the Aura Entities shall use the same degree of care, but no less than reasonable care, to protect onsemi Confidential Information as it uses to protect its own confidential information of like nature.  Unless otherwise expressly provided in the Support Services Agreement, the Aura Entities may disclose onsemi Confidential Information only to their employees who have a need to know such information for the performance of this Agreement or any Ancillary Agreements, have been advised of the terms of this Section, and are bound written and enforceable obligations of confidentiality that are at least as protective of onsemi Confidential Information as those in this Agreement and Section 5 of the Support Services Agreement, and each of the Aura Entities shall be liable for any breach hereof of thereof by such Persons.  At any time as may be earlier requested by onsemi, the Aura Entities will return to onsemi, or to the extent requested by onsemi, destroy, any and all tangible embodiments of any onsemi Confidential Information in such Aura Entities’ or their Affiliates’ or Representatives possession and provide written confirmation of the same to onsemi.

(f)          The prohibitions against disclosure of information recited herein are in addition to, and not in lieu of, any rights or remedies that a Party may have available pursuant to Applicable Laws of any jurisdiction or at common law to prevent the disclosure of Trade Secrets or proprietary information, and the enforcement by a Party of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

8.6    Public Disclosure.  No Party shall, and no Party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement with respect to this Agreement, any Ancillary Agreement or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Applicable Law or rules or regulations of any United States or foreign securities exchange, with it being acknowledged by the Parties that onsemi is subject to certain Applicable Law with respect to publicly filing certain information relating to this Agreement with the United States Securities and Exchange Commission, or (b) to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in accordance with this Section 8.6.  Notwithstanding anything to the contrary set forth herein, nothing herein will prohibit disclosure made by any Party or its Affiliates required to enforce any such Party’s or its Affiliates’ rights or remedies relating to this Agreement, any Ancillary Agreements or the Transactions or defend against any claim brought by any relevant party or otherwise make any statement, or provide information, in any Legal Proceeding arising under this Agreement or any Ancillary Agreement.

8.7     Expenses.  Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs or expenses.  The Parties shall equally be responsible for, and shall pay, all fees, costs and expenses related to obtaining any consents from Governmental Entities and third parties that are required for the consummation of the Transactions.

8.8      Tax Matters.

(a)          All personal property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time that relate to the Aura Business or the Specified Assets and are applicable to a Straddle Period shall be prorated based on the number of days in such Straddle Period that occurs on or before the Closing Date, on the one hand, and the number of days in such Straddle Period that occurs after the Closing Date, on the other hand, with the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date being the responsibility of the Aura Entities and the remainder being the responsibility of onsemi.  Except for Transfer Taxes, all other Taxes for such Straddle Periods shall be allocated based on an interim closing of the books as of the end of the Closing Date, with the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date being the responsibility of the Aura Entities and the remainder being the responsibility of onsemi.

(b)         The Aura Entities shall pay all Taxes pertaining to the Aura Business and Specified Assets (and shall comply with the provisions of Applicable Law with respect to such Taxes), for any taxable period (or portion thereof) ending on or before the Closing Date. Without limitation to the foregoing, the Aura Entities and their Affiliates shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to them with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Specified Assets or on onsemi’s title or use of the Specified Assets following the Closing or that would reasonably be expected to result in any claim against onsemi.

(c)          Notwithstanding anything herein to the contrary, the Aura Entities shall be liable for and pay, and agrees to indemnify and hold harmless onsemi and its Affiliates from and against, any and all real property transfer or gains, income, sales, use, stamp, value added, goods and services, stock transfer or other similar Taxes (including penalties and interest) imposed on or pertaining to the Transactions (collectively, “Transfer Taxes”).  The Party responsible under Applicable Law for submitting payment of such Transfer Taxes to the applicable Tax authority shall appropriately file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  If required by Applicable Law, each Party shall join in the execution of any such Tax Returns and other documentation.

(d)         After the Closing, each of the Aura Entities and onsemi shall (and shall cause their or its respective Affiliates to), to the extent related to the Aura Business or the Specified Assets:

(i)          provide the other Party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return;

(ii)        cooperate to the extent reasonably requested by the other Party in preparing for any audits of, or disputes with any Tax authority regarding Taxes or Tax Returns;

(iii)       make available to the other Party and to any Tax authority as reasonably requested all information, records and documents relating to Taxes or Tax Returns; and

(iv)       timely sign and deliver such certificates or forms as may be reasonably requested by the other Party to the extent necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

(e)         Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.  Neither Party (nor any successor, assignee, transferee, or Affiliate of a Party) will treat or report the relationship between the Parties arising under this Agreement as a partnership for United States Tax purposes, unless otherwise required pursuant to Applicable Law.  If there is an inquiry by any Governmental Entity of any Party related to this Section 8.8(e), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 8.8(e).

(f)         None of the Aura Entities nor any of their Affiliates or agent shall file any United States federal, state, or local Tax Return relating to the Transactions, unless (i) any of the Aura Entities requests and receives from onsemi an allocation of the Total Consideration for applicable United States Tax purposes (including Section 1060 of the Code) and (ii) files all such Tax Returns consistently therewith.

(g)          The Aura Entities hereby authorize onsemi, if directed by any Governmental Entity, to pay the Total Consideration or Earnout Payments (or any part thereof) to such Governmental Entity in satisfaction of any Tax deficiencies of the Aura Entities, and any such payment shall be treated by the Parties as a payment made by onsemi to the Aura Entities.

(h)         For purposes of all Applicable Laws pertaining to Tax, the Parties intend for Aura Shaoxing to be the sole seller of the Specified Assets and the sole licensor of the Licensed IP. To the extent that any Specified Assets are delivered by an Aura Entity other than Aura Shaoxing, the Parties intend to treat such delivery as made on behalf of Aura Shaoxing. To the extent any Licensed IP is licensed by any Aura Entity other than Aura Shaoxing, the Parties intend to treat such license as a license of Intellectual Property by Aura Shaoxing.

8.9    Certain Transitional Matters.  The Aura Entities covenant and agree that, subsequent to the Closing, the Aura Entities shall deliver to onsemi, promptly after the receipt thereof after the Closing and in the form received, copies of all inquiries, correspondence or other items and materials received by the Aura Entities from any Person related to the Specified Assets that have not already been delivered to onsemi as of the Closing Date.

8.10   Reasonable Efforts; Further Assurances.  At any time and from time to time after the Closing for the duration of the License, as and when requested by onsemi, the Aura Entities shall promptly execute and deliver such other instruments of transfer, obtain any Permits and take such other actions as onsemi or its counsel may reasonably request in order to (a) transfer to onsemi the Specified Assets, (b) License to onsemi the Licensed IP, (c) ensure that onsemi is fully vested in the Specified Assets, and (d) consummate the Transactions.

8.11    Reconciliation.  Without limiting the generality of Section 8.12:

(a)         For six (6) months after the final delivery of the Specified Assets, either Party may notify the other Party of any Asset retained by any of the Aura Entities following the Closing Date that such Party reasonably believes should have been transferred to onsemi under this Agreement as part of the Specified Assets.  The Aura Entities shall promptly notify onsemi if any of the Aura Entities discovers any such Specified Assets, or asset that should have been a Specified Asset, in such Aura Entities’ possession or control and shall promptly deliver such asset to onsemi upon request.  If the Parties determine in good faith that such Asset was intended to be transferred to onsemi as part of the Specified Assets under this Agreement, such Asset shall be assigned by the applicable Aura Entities to onsemi or an Affiliate of onsemi designated by onsemi without any additional consideration, and the Aura Entities agree to use commercially reasonable efforts during such period to promptly deliver or cause to be delivered any such Asset to onsemi or such Affiliate of onsemi, as applicable.

(b)        For six (6) months after the final delivery of the Specified Assets, the Aura Entities may notify onsemi of any Asset transferred to onsemi in connection with the Transactions that the Aura Entities reasonably believe should have been retained by the Aura Entities under this Agreement as part of the Excluded Assets.  If the Parties determine in good faith that such Asset was intended to be retained by the Aura Entities as part of the Excluded Assets under this Agreement, such Asset shall be assigned by onsemi or its Affiliate to the Aura Entities (or to their designated Affiliates) without any additional consideration, and onsemi agrees to use commercially reasonable efforts during such period to promptly deliver or cause to be delivered any such Asset to the applicable Aura Entities or to their designated Affiliates, as applicable.

8.12    Agreements Relating to Transfer of Specified Assets.  At the request of the Aura Entities, onsemi will use reasonable efforts to cooperate with the Aura Entities in the transfer of the Specified Assets to reduce the applicable Transfer Taxes, including at the request of the Aura Entities by accepting any embodiment of a Specified Asset to onsemi via remote telecommunication if such delivery would be reasonably expected to reduce any such Taxes.  At or promptly following the Closing, the Aura Entities shall transfer electronically to onsemi all of the Specified Assets (including software (whether in object code or source code form), firmware, middleware, databases, plugins, libraries, APIs, interfaces and algorithms) that can be transmitted to onsemi electronically (“Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to onsemi on any tangible medium.  Promptly following any electronic transmission, the Aura Entities shall execute and deliver to onsemi a certificate containing at a minimum, the following information: (a) the date of transmission; (b) the time transmission was commenced and concluded; (c) the name of the individual who made the transmission; (d) the signature of such individual; (e) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions; and (f) evidence of such transfers reasonably satisfactory to onsemi.  Neither onsemi nor any Affiliate of onsemi shall be responsible for the Tax consequences to any of the Aura Entities of any efforts to reduce any Transfer Taxes by taking the actions contemplated by this Section 8.12, and the Aura Entities shall pay and indemnify and hold harmless onsemi and its Affiliates from and against any Taxes, fines, penalties, assessments, costs and expenses incurred by onsemi or any of its Affiliates arising out of or with respect to any action taken by onsemi at the request of the Aura Entities pursuant to this Section 8.12.

8.13    Aura-Registered Intellectual Property.

(a)        During the Pre-Closing Period, the Aura Entities will not cease or abandon the prosecution or maintenance of any Aura-Registered Intellectual Property, or allow to lapse any Aura-Registered Intellectual Property, and the Aura Entities shall continue to prosecute and maintain all Aura-Registered Intellectual Property, including by timely paying all filing, examination, registration, maintenance, renewal and other fees and Taxes due any Registration Office and timely filing all documents, applications and certificates including all responses to office actions and other requests for information, with the applicable Registration Offices for the purposes of maintaining, perfecting, preserving or renewing the Aura-Registered Intellectual Property, in each case in accordance with Applicable Law and taking all other actions that are required by Applicable Law in order to avoid loss or abandonment of any of the Aura-Registered Intellectual Property.  The Aura Entities will provide to onsemi copies of the proposed filings documents at least ten (10) Business Days prior to the due date (the “Due Date”) for review and approval by onsemi or its counsel.  If onsemi has not provided its approval or modifications to the filing documents within such period, the applicable Aura Entities shall file the filings documents prior to the Due Date.

(b)        At least five (5) Business Days prior to the Closing Date, the Aura Entities will deliver to onsemi a complete and accurate updated list of all actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Aura-Registered Intellectual Property and each item of Aura-Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Aura Entities, including the payment of any filing, examination, registration, maintenance, renewal and other fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.

8.14   Non-Solicitation of Employees.  From the Closing Date until the earlier of (a) twenty-four (24) months following the Closing Date or (b), in the case of the Aura Entities, the occurrence of a Triggering Event, neither onsemi nor the Aura Entities shall, or shall permit any of its respective Affiliates to, directly or indirectly, solicit, hire or engage any employee of the other who first became known to the recruiting Party in connection with the Transactions, except pursuant to general solicitation of recruitment or engagement, directly or indirectly through advertisement, publication or agencies, which is not directed specifically to any such employees; provided, that nothing in this Section 8.14 shall prevent any Party or any of its Affiliates from hiring any individual (a) who approaches the recruiting Party in response to such general solicitation, (b) who approaches the recruiting Party on his or her own initiative without any direct or indirect solicitation from the recruiting Party, (c) whose employment has been terminated by his or her original employing Party, or (d) with his or her original employing Party’s written consent (not to be unreasonably withheld, delayed or conditioned)..

8.15    Compliance with Trade Controls.

(a)         The Aura Entities shall conduct their activities under this Agreement in compliance with all Applicable Laws pertaining to export controls and trade and economic sanctions administered or enforced by any Governmental Entity, including but not limited to the sanctions regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Export Administration Regulations of the U.S. Commerce Department’s Bureau of Industry and Security, export control and sanctions regulations of any competent EU Member State authority, and any other Governmental Entities in any jurisdiction in the world (collectively, “Trade Controls”), and shall obtain, and comply at all times with the terms and conditions of, any necessary general or specific authorizations in relation to Trade Controls (collectively, “Trade Authorizations”). Upon reasonable request, onsemi shall use commercially reasonable efforts to provide such information and documentation relating to its business activities that is required as part of the Aura Entities’ application and submission process to obtain the necessary Trade Authorizations. None of the Aura Entities shall (i) directly export, reexport, transfer, or otherwise release or provide directly, or (ii) knowingly or intentionally, indirectly export, reexport, transfer, or otherwise release or provide indirectly, any products, technology, or software to any country, territory, entity, or individual, or for any end-use, in violation of Trade Controls including but not limited to a Restricted Country, Restricted Party or Prohibited Party (but, for the avoidance of doubt, excluding any such export, reexport, transfer, release or provision pursuant to a Trade Authorization).

(b)         None of the Aura Entities shall directly, or, knowingly or intentionally, indirectly, use any proceeds of the Transactions or any other funds received from onsemi to pay, lend, contribute or otherwise make available such proceeds or funds: (i) to any Restricted Country; (ii) to any Prohibited Party; or (iii) otherwise in violation of Trade Controls.

(c)        Unless authorized by a Trade Authorization, in relation to the supply chain of Licensed Products, the Aura Entities shall not knowingly, or with reason to suspect, deal, directly or indirectly, with any Prohibited Party.

(d)         The Aura Entities agree, and shall cause each of its Affiliates to agree, that no products, assets, software or technology under this Agreement will be exported, reexported, sold, distributed, or otherwise transferred for any end use prohibited by Trade Controls, including but not limited to use for terrorist activity, use in connection with the design, development, production, stockpiling, or use in nuclear, chemical, biological weapons or missile technology, use by a military end user or for a military end use.

(e)        The Aura Entities will promptly notify onsemi if any of the Aura Entities becomes a Restricted Party or Prohibited Party or if any of the foregoing representations cease to be true, and shall provide to onsemi upon request further information as may be needed for purposes of onsemi’s compliance with Trade Controls.

(f)         Upon reasonable request from onsemi and upon execution of this Agreement, the Aura Entities also agree to provide written certifications to onsemi in a form reasonably satisfactory to onsemi that the Aura Entities have complied with the requirements of this Section 8.15 and shall provide all such information and documents required to confirm compliance with this Section 8.15 or required to comply with any licenses, authorizations, or exemptions related to the Trade Controls.

8.16   Government Filing and Registration.  The Parties shall cooperate to promptly make all filings and registrations with, and obtain any authorization, consent or approval from, the relevant Governmental Entity as may be required under Applicable Laws for execution of and performance under this Agreement, including, without limitation and as applicable, registration of this Agreement as a technology export contract, application for prior regulatory permit before filing any patent applications in foreign jurisdictions, and completion of procedures related to foreign exchange, banking, taxation, customs and other relevant formalities. Each Party shall provide such information and assistance as may be reasonably required by the other Party to complete such filings and registrations.

9.            Aura Change of Control.

9.1     Change of Control.  Subject to the terms and conditions of this Agreement (including the Section 9.2(a)), after the Closing, the Aura Entities may enter in an Aura Change of Control transaction; provided that the purchaser party to such Aura Change of Control executes and delivers to onsemi an assumption agreement, in form reasonably acceptable to onsemi, pursuant to which such purchaser party shall assume, and agree to comply with, perform and discharge as and when due, all of the Aura Entities’ obligations, liabilities and duties under this Agreement and the Ancillary Agreements to the same extent that that the Aura Entities would have performed their obligations if the Aura Change of Control had not occurred.  However, during the Restricted Period, the Aura Entities agree that onsemi shall have a right to submit a proposal in respect of any contemplated Aura Change of Control transaction, in accordance with Section 9.1(a).

(a)        Negotiation.  If any of the Aura Entities receives any proposal concerning, or otherwise wishes to pursue, a transaction that is, or could reasonably be expected to result in, an Aura Change of Control, the Aura Entities shall deliver a written notice (each, a “CoC Notice”) of such proposal to onsemi setting forth the terms of such proposal in reasonable detail and the identity of the counterparty.  Upon receipt of a CoC Notice, onsemi shall have a right (but not an obligation) to negotiate with the applicable Aura Entities on a non-exclusive basis concerning a transaction that is, or could reasonably be expected to result in, an Aura Change of Control in favor of onsemi.  Within thirty (30)-days after onsemi’s receipt of a CoC Notice, onsemi shall have the option to make a bid or proposal relating to an Aura Change of Control in favor of onsemi (the “onsemi Proposal”).  If onsemi delivers the onsemi Proposal within such thirty (30)-day period, the Aura Entities shall negotiate, in good faith, with onsemi, for a period of no less than thirty (30) days, and, if such onsemi Proposal is acceptable to the Aura Entities, then finalize definitive agreements in connection with an Aura Change of Control.

(b)         Definitions.  For the purposes of this Section 9.1, the following terms shall have the meaning assigned as below:

(i)            “Aura Change of Control” means (A) any consolidation or merger of any of the Aura Entities (or any of their Affiliates) with or into another Person, or any other corporate reorganization, other than any such consolidation, merger or reorganization which the stockholders (or its equivalent) of any of the Aura Entities immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions immediately after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which any of the Aura Entities is a party in which a majority of any Aura Entities’ voting power is transferred (directly or indirectly) to a Person that is not an Affiliate of the Aura Entities as of the Execution Date, (C) any transaction or series of related transactions to which any of the Aura Entities is a party in which in excess of fifty percent (50%) of any Aura Entities’ assets, is sold, transferred, exclusively licensed or otherwise disposed of.

(ii)            “Aura Triggering Change of Control” means any transaction or series of related transactions to which any of the Aura Entities (or any of their Affiliates) is a party or is otherwise bound by that result in a Prohibited Party becoming a Beneficial Owner of any of the Aura Entities (or any of their Affiliates) or of the Licensed IP (whether in part of or as a whole).

(iii)           “Beneficial Owner” means, with respect to any of the Aura Entities, any of their Affiliates or any of the Licensed IP, a Person who, directly or indirectly, has the ability to exercise any control over or direct or influence the actions of, or who owns or controls, directly or indirectly, any interest in, any such Aura Entities, Affiliates or Licensed IP.

9.2     Transfer of Intellectual Property Upon Triggering Event.  Notwithstanding anything in this Agreement to the contrary and without limiting the generality of Section 9.1:

(a)        In the event of the occurrence of a Triggering Event during the Restricted Period due to Aura Triggering Change of Control or Aura Triggering Breach, all legal title to and ownership to the Licensed IP shall hereby automatically and immediately, without further action by any Party, be transferred by the Aura Entities to onsemi in consideration for the payment pursuant to Section 5.1, effective as of immediately prior to such Aura Triggering Change of Control or Aura Triggering Breach, as the case may be. If the transfer of any legal title to and ownership of the Licensed IP requires any Permit, the Aura Entities shall use best efforts to take all actions as necessary and appropriate to obtain such Permit and effectuate the transfer contemplated in this Section 9.2(a).

(b)         In the event of an Aura Insolvency Event, all legal title and ownership to the Licensed IP shall hereby automatically and immediately, without any further action by any Party, be transferred by the Aura Entities or their trustee or administrator of the bankruptcy to onsemi; provided, that, onsemi shall, as soon as reasonably practicable following such transfer being fully effective, pay to the applicable Aura Entities the Triggering Event Payments; provided, further, if the transfer of any legal title to and ownership of the Licensed IP requires any Permit, the Aura Entities shall use best efforts to take all actions as necessary and appropriate to obtain such Permit and effectuate the transfer contemplated in this Section 9.2(b).  In the event that upon the occurrence of an Aura Insolvency Event, the transfer and assignment of the Licensed IP and delivery of WIP Assets is prohibited by Applicable Law or otherwise unable to be effected, (x) the Parties intend for onsemi’s rights under this Agreement to survive any bankruptcy or other Aura Insolvency Event, (y) the Aura Entities agree and acknowledge that if any of the Aura Entities, as a debtor in possession or a trustee in bankruptcy, rejects this Agreement, onsemi shall be entitled to retain its rights under this Agreement, and (z) in furtherance of the foregoing clauses (x) and (y), the Aura Entities or their trustee or administrator of the bankruptcy, as the case may be, shall execute and deliver such additional documents and instruments and perform such additional acts (or refrain from taking any action or permit any action to be taken or not taken) as may be necessary or appropriate to (A) effectuate the Parties’ intent as set forth in this Section 9.2(c) and (B) not interfere with the rights of onsemi as provided in this Agreement.

(c)         In the event that any of the Aura Entities (or any of their Affiliates) becomes a Prohibited Party or the Transactions become illegal, unlawful, or otherwise prohibited under Applicable Law (the “Regulatory Event”), the Parties intend for their respective rights to survive such occurrence to the fullest extent permitted under Applicable Laws; provided, that, upon the occurrence of a Regulatory Event and payment of the Triggering Event Payments, (i) onsemi may offer employment or engagement to all or certain members of the Aura Services Team who satisfy onsemi’s generally applicable requirements (each, an “Offered Employee”), and the Aura Entities shall take all actions necessary and appropriate to facilitate such offers and engagements, and (ii) upon written notice by onsemi of the identity of the Offered Employees and their respective start dates of engagement or employment, the Aura Entities shall terminate the employment or service of each such Offered Employee, effective as of one Business Day prior to each such Offered Employee’s applicable start date.  The Aura Entities shall be responsible for all Liabilities associated with the termination of the Offered Employees.  The Parties agree to execute and deliver such additional documents and instruments and perform such additional acts (or refrain from taking any action or permit any action to be taken or not taken) as may be necessary or appropriate to (A) effectuate the Parties’ intent as set forth in this Section 9.2(c) and (B) not interfere with the rights of onsemi as provided in this Agreement.

(d)       The Parties hereby agree that in furtherance of the delivery of WIP Assets contemplated in Section 9.2(a) through Section 9.2(c), the Aura Entities shall, on a periodic basis (the frequency of which to be agreed by the Parties in good faith), provide, or cause to be provided, to onsemi access to the WIP Assets.

(e)         To effectuate the transaction set forth in Section 9.2(a) and Section 9.2(b), each of the Aura Entities hereby irrevocably appoints onsemi (or onsemi’s designee) as such Aura Entities’ agent and grants an irrevocable power of attorney to onsemi (or onsemi’s designee) with full power of substitution upon the occurrence of a Triggering Event to do all things and perform all acts that are necessary and appropriate to effect the intent of the Parties as set forth herein, including with respect to Section 9.2(a) and Section 9.2(b), to consummate the transfer and make any relevant filing or registration with the appropriate Registration Office reflecting such transfer.

(f)           Definitions.

(i)            “Aura Insolvency Event” means, where (A) any of the Aura Entities becomes unable to pay their debt or other payment obligations as such obligations become due or otherwise engage in a transaction that would amount to a fraudulent conveyance, (B) any of the Aura Entities makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property or (C) any of the Aura Entities files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof.

(ii)           “Aura Services Team” means the employees and independent contractors of the Aura Entities who are associated with, responsible for, or necessary to, the provision of the Aura Services (as defined in the Support Services Agreement) to onsemi pursuant to the Support Services Agreement; provided, that, “Aura Services Team” shall include each of the individuals set forth on Schedule B to the Support Services Agreement to the extent such individuals remain an employee or independent contractor of the Aura Entities at the time of the Regulatory Event.

(iii)           “Aura Triggering Breach” means any material breach by any of the Aura Entities of the covenants set forth in Section 8.15.

(iv)           “Triggering Event” means any of the following: (A) Aura Insolvency Event, (B) any of the Aura Entities (or any of their Affiliates) becomes a Prohibited Party, (C) a Regulatory Event, (D) Aura Triggering Change of Control, or (E) Aura Triggering Breach.

(v)           “Triggering Event Payments” means the following: (A) the amount of the Total Consideration due and payable based on the deliverables delivered to onsemi as of such date in accordance with Section 5.1 and the Consideration and Delivery Schedule and subject to onsemi’s rights under Section 5.5; (B) the amount mutually agreed by the Parties in good faith as reasonable consideration for the WIP Assets; (C) the amount of the Earnout Payments, if any, due or accrued as of such date in accordance with Section 5.4 and the Earnout Schedule; and (D) the amount of the Earnout Payments for the remainder of the Earnout Period, payable in the future as and when earned in accordance with Section 5.4 and the Earnout Schedule or as otherwise mutually agreed by the Parties.  For the avoidance of doubt, in the event that the Triggering Event Payments are required to be made pursuant to this Agreement, unless otherwise agreed by the Parties, the Earnout Payments in respect of period in the future of the Earnout Period shall be paid as and when earned in accordance with Section 5.4 and the Earnout Schedule.

(vi)         “WIP Assets” means all partially completed and work-in-progress Specified Assets associated with the Licensed Products.

9.3      Covenants Not to Sue.

(a)         Upon the Licensed IP being transferred to onsemi in accordance with Section 9.2(a) or Section 9.2(b), onsemi hereby covenants not to sue any of the Aura Entities, but solely in the Aura Territory, during the Restricted Period, and after the Restricted Period, worldwide, for any of the Aura Entities’ use of the Licensed IP, subject to Section 2.3 of the Agreement.  The covenant not to sue in this Section 9.3 does not extend to or include any action by onsemi (or its Affiliates) to enforce this Agreement or any of the Ancillary Agreements.

(b)         Upon the occurrence of a Regulatory Event, each of the Aura Entities hereby (i) covenants not to sue onsemi or any of its Affiliates for use of the Licensed IP during the Restricted Period in the ROW Territory, and after the Restricted Period, worldwide, (ii) fully and irrevocably waives any right that such Aura Entity may have with respect to, and covenants not to enforce or otherwise seek recourse for, any non-compete, non-solicit or other restrictive covenant obligations of any Offered Employee, including confidentiality obligations that have a similar effect and hereby releases all Offered Employees from such obligations, and hereby releases all claims any of the Aura Entities may have against any Offered Employees and onsemi and all of its Affiliates with respect to employment by onsemi or any of its Affiliates of such Offered Employees and all services provided by such Offered Employees to onsemi and its Affiliates; and (iii) acknowledges and agrees that onsemi shall have no further non-solicitation obligations to any of the Aura Entities pursuant to Section 8.14.

10.         Conditions to Closing.

10.1  Conditions to the Obligations of onsemi.  The obligations of onsemi to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by onsemi:

(a)     Representations, Warranties and Covenants.  Each of the Fundamental Representations and the Specified Representations, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).  Each of the other representations and warranties of any of the Aura Entities in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)        Performance of Obligations.  The Aura Entities shall have performed and complied in all material respects each of the covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing, including in particular obtaining all Required Contract Consents.

(c)         Aura Closing Certificate.  onsemi shall have received a certificate, in form and substance reasonably satisfactory to onsemi, validly executed on behalf of each of the Aura Entities by a duly authorized officer of each such Aura Entity, certifying that the conditions set forth in Sections 10.1(a), 10.1(b) and 10.1(f) have been satisfied (the “Aura Closing Certificate”).

(d)        Secretary’s Certificate.  onsemi shall have received from each of the Aura Entities a certificate, in form and substance reasonably satisfactory to onsemi, validly executed by such Aura Entity’s Secretary having attached thereto: (i) the Organizational Documents of such Aura Entity, (ii) the resolutions approved by the board of directors of such Aura Entity authorizing the Transactions, (iii) the Requisite Stockholder Approval, if applicable, and (iv) the certificates of good standing of such Aura Entity issued by the jurisdiction of formation or organization and for each other state or jurisdiction where such Aura Entity is qualified to do business, in each case dated as of a date no more than two (2) Business Days prior to the Closing Date.

(e)        No Legal Proceeding.  There shall not be pending any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions; (ii) relating to the Transactions and seeking to obtain from onsemi or its Affiliates, or from any of the Aura Entities any Damages or other relief that would be material to onsemi or the Specified Assets or Licensed IP; or (iii) that would materially and adversely affect the right of onsemi to own the Specified Assets or use the Licensed IP.

(f)        No Material Adverse Change.  There shall not have occurred any event, change or effect that has had or could reasonably be expected to have a Material Adverse Effect.

(g)          Bill of Sale.  The applicable Aura Entities shall have executed and delivered a bill of sale to onsemi with respect to the Specified Assets delivered at Closing, in substantially the form attached hereto as EXHIBIT B (each, a “Bill of Sale”).

(h)        Support Services Agreement.  Each of the Aura Service Entities shall have executed and delivered to onsemi the Support Services Agreement.

(i)          Closing Date Specified Assets.  The Aura Entities shall have delivered to onsemi the Specified Assets to be delivered at the Closing as specified in the Consideration and Delivery Schedule.

(j)          Governmental Approval.  All approvals, waivers and consents, necessary for consummation of or in connection with the Transactions from each Governmental Entity.

(k)         Release of Encumbrances.  onsemi shall have received evidence reasonably satisfactory to onsemi of the release and termination of any and all Encumbrances on any of the Specified Assets (other than the Permitted Encumbrances).

(l)          Other Conditions.  Any other conditions that the Parties may reasonably agree in writing (through email sufficing), no less than five (5) days prior to the Closing Date, to constitute as a condition precedent to the Closing.

(m)        Miscellaneous.  onsemi shall have received from the Aura Entities all such other documents, instruments and certificates of the Aura Entities, and the Aura Entities shall have taken all such other action, as shall be reasonably necessary to effect the Transactions.

10.2     Conditions to Obligations of the Aura Entities.  The obligations of the Aura Entities to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Aura Entities:

(a)         Representations, Warranties and Covenants.  The representations and warranties of onsemi in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)         Performance of Obligations.  onsemi shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)         onsemi Closing Certificate.  The Aura Entities shall have received a certificate executed on behalf of onsemi by an authorized officer of onsemi certifying that the conditions set forth in Sections 10.2(a) and 10.2(b) have been satisfied (the “onsemi Closing Certificate”) and, which shall attach resolutions approved by the board of directors of onsemi authorizing the Transactions.

(d)         Support Services Agreement.  onsemi shall have executed and delivered the Support Services Agreement.

11.          Termination and Waiver.

11.1    Termination.  Subject to Section 11.2, this Agreement may be terminated and the Transactions contemplated by this Agreement abandoned at any time prior to the Closing (with respect to Sections 11.1(b) through 11.1(d), by written notice by the terminating Party to the other Party):

(a)          by the mutual written consent of the Parties;

(b)         by either Party if the Closing does not occur before 11:59 p.m. Pacific  time on October 31, 2025; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the consummation of the Transactions to occur on or before such date, further provided that the Party who has failed to fulfill such obligation shall first be provided with a grace period of fifteen (15) days to fulfil such obligation before such a right becomes unavailable to it;

(c)         by either Party if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, unless the Party relying on such Order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d)        by either onsemi or the Aura Entities, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 10.1 (in the case of termination by onsemi) or Section 10.2 (in the case of termination by the Aura Entities) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such breach from the other Party;

(e)         by onsemi, if there shall have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, or results of operations of the Aura Entities, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

(f)         by onsemi, effective immediately in the event of any of the following: (1) any of the Aura Entities (or any of their Affiliates) becomes a Restricted Party; (2) any of the Aura Entities (or any of their Affiliates) violates the representations in Section 6.20; or (3) onsemi reasonably determines that its compliance obligations with respect to Trade Controls necessitate termination of this Agreement (it being understood and acknowledged that termination under this clause (f) shall be deemed a termination for just cause and shall relieve onsemi of any obligation under this Agreement).

11.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement will forthwith become void and there shall be no liability or obligation on the part of onsemi or the Aura Entities, or its or their respective officers, directors, or stockholders; provided, that, each Party will remain liable for any willful breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; provided, further, the provisions of Sections 4.3 to 4.6, 8.5, 8.6, 8.7, 11.2 and 13 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 11; provided, further, that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement.

11.3   Extension; Waiver.  At any time prior to the Closing, the Parties, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

12.          Indemnification.

12.1       Indemnification by the Aura Entities.  Subject to the terms, conditions and limitations set forth in this Section 12, from and after the Closing, each of the Aura Entities shall, jointly and severally, indemnify and hold harmless onsemi and its Affiliates, and their respective Representatives, and each Person, if any, who controls or may control onsemi within the meaning of the Securities Act (each, an “onsemi-Indemnified Person”) from and against any and all Damages, directly or indirectly, and arising out of a Third-Party Claim or, solely in the case of subparts (a)-(g) below, direct claim, resulting from or arising out of:

(a)         any misrepresentation or breach of any of the representations and warranties given or made by any of the Aura Entities in Section 6 of this Agreement or any Ancillary Agreement;

(b)        any breach of any covenant or agreement made by any of the Aura Entities under this Agreement or any Ancillary Agreement;

(c)          any Excluded Asset;

(d)         any Retained Liabilities

(e)          any Excluded Taxes;

(f)          any other Liability arising out of the ownership of the Specified Assets or operation of the Aura Business prior to the Closing;

(g)         use or exploitation by any of the Aura Entities or any of their Affiliates of any of the Licensed IP, including sale by any of the Aura Entities or any of their Affiliates (or any sub-licensee or any distributor) of products incorporating the Licensed IP;

(h)         the failure of the Aura Entities to deliver the Specified Assets meeting the Acceptance Criteria prior to the applicable Outside Date; and

(i)           fraud, willful breach, or intentional misrepresentation by any of the Aura Entities.

Notwithstanding anything in this Agreement to the contrary, for the purposes of determining the amount of Damages and whether a breach of a representation or warranty made by any of the Aura Entities has occurred, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded.

12.2   Indemnification by onsemi.  Subject to the terms, conditions and limitations set forth in this Section 12, from and after the Closing, onsemi shall indemnify and hold harmless the Aura Entities and their respective Representatives (each, a “Aura-Indemnified Person”) from and against any and all Damages, directly or indirectly, and arising out of a Third-Party Claim, or, solely in the case of subparts (a) and (b) below, direct claim, resulting from or arising out of:

(a)         any misrepresentation or breach of any of the representations and warranties given or made by onsemi in Section 7 of this Agreement or any Ancillary Agreement;

(b)         any breach of any covenant or agreement made by onsemi under this Agreement or any Ancillary Agreement; and

(c)         use or exploitation by onsemi or any of its Affiliates of the Licensed IP or Specified Assets, including sale by onsemi or its Affiliates (or any sub-licensee or any distributor) of products incorporating Licensed IP, except to the extent such liability results from or arises out of the negligence or misconduct of any of the Aura Entities (or any of their Affiliates), or any breach by any of the Aura Entities of this Agreement or any Ancillary Agreement or of any representations and warranties given or made by any of the Aura Entities in this Agreement or any Ancillary Agreement, or anything described in Section 12.1 above or for which the Aura Entities are obligated to indemnify or hold harmless onsemi under this Agreement or any Ancillary Agreement.

Notwithstanding anything in this Agreement to the contrary, for the purposes of determining the amount of Damages and whether a breach of a representation or warranty made by onsemi has occurred, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material,” “materiality,” “in all material respects,” “material adverse effect” or any similar term or phrase shall be disregarded.

12.3   Survival of Representations and Warranties.  The Fundamental Representations and the Tax Representations made by the Aura Entities in this Agreement, the Aura Disclosure Schedule or the Aura Closing Certificate shall survive the execution and delivery of this Agreement and the Closing indefinitely for the duration of the License, the Specified Representations made by the Aura Entities shall survive for the duration of the Restricted Period, and all other representation and warranties made by the Aura Entities shall survive for a period of thirty-six (36) months from the Closing Date.  The date of expiration of a claim for indemnification under this Agreement is referred to as such claim’s “Expiration Date.”

12.4    Limits on Indemnification.

(a)          Subject to Section 12.11:

(i)         in no event shall the Aura Entities be responsible for Damages under Section 12.1(a) or Section 12.1(h), in each case, in excess of the fifty percent (50%) of the Total Consideration, except for Damages: (A) arising from, or directly or indirectly related to fraud, willful breach, or intentional misrepresentation, for which responsibility shall be to fullest extent under Applicable Law; (B) those arising from breach of the Fundamental Representations, the Specified Representations (other than Section 6.7(f)), or the Tax Representations, for which responsibility shall not be in excess of an amount equal to one-hundred percent (100%) of the Total Consideration; (C) under Section 12.1(a) arising from misrepresentation or breach of Section 6.7(f) with respect to Category 1 Products, for which responsibility shall not be in excess of the total of the payment amounts for Category 1 Products as set forth in Schedule 5.1; or (D) under Section 12.1(a) arising from misrepresentation or breach of Section 6.7(f) with respect to Category 2 Products, for which responsibility shall not be in excess of the total of the payment amounts for Category 2 Products as set forth in Schedule 5.1; or

(ii)       in no event shall the Aura Entities be responsible for Damages under Section 12.1(b) through 12.1(g) in excess of an amount equal to the sum of one-hundred percent (100%) of the Total Consideration and any Earnout Payments earned, payable or paid.

(b)        Subject to Section 12.11, in no event shall onsemi be responsible for Damages under Section 12.2 in excess of the amounts paid to the Aura Entities under this Agreement, except for Damages arising from, or directly or indirectly relate to fraud, willful breach, or intentional misrepresentation.

(c)        No claim for Damages shall be made under Section 12.1(a) or Section 12.2(a) unless the aggregate of Damages exceeds USD 250,000 for which claims are made hereunder by the Indemnified Persons (the “Threshold”), in which case the Indemnified Persons shall be entitled to seek compensation for all Damages, including the amount of the Threshold; provided, however, that the Threshold shall not apply with respect to any Damages arising from, or directly or indirectly relate to, any claims for indemnification involving the Ancillary Agreements, the Tax Representations, the Specified Representations, the Fundamental Representations or fraud, willful breach, or intentional misrepresentation.

(d)      No Indemnified Persons shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Person from recovering all Damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Damages is based upon more than one representation, warranty, agreement or covenant.

(e)       Notwithstanding anything to the contrary herein, the aggregate liability of the Aura Entities for (i) Category 3 Infringement Claims, and (ii) claims under Sections 12.4 (a)(i)(C) and (D), shall not, in any event, exceed one hundred percent (100%) of the Total Consideration, provided however, that this limitation shall not apply to, Damages arising from fraud, willful breach, or intentional misrepresentation.

12.5    Source of Recovery.  All claims for Damages under Section 12.1 determined in accordance with Section 12 and Section 13.6, shall be satisfied (A) first, from the amount withheld by onsemi pursuant to Section 5.5 from (i) any amount of the Total Consideration that is unpaid and due under the Consideration and Delivery Schedule and/or (ii) the Earnout Payments, and (B) thereafter, by the Aura Entities (on a joint and several basis).

12.6    Indemnification Claims.

(a)         To recover Damages under the indemnification obligations of either Party, as applicable, under Section 12.1 or Section 12.2, an Indemnified Person must deliver to the Indemnifying Party on or before the applicable Expiration Date a certificate signed by any officer of the Indemnified Person (an “Officer’s Certificate”) stating the basis of a claim pursuant to Section 12 exist with respect to the indemnification obligations of the Indemnifying Party set forth in Section 12, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b)        The Indemnifying Party shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Damages, or (ii) dispute that the Indemnified Person is entitled to receive the requested Damages.

(c)         If the Indemnifying Party does not deliver a response before the expiration of the thirty (30)-day period referred to in Section 12.6(b) disputing any claim or claims made in the Officer’s Certificate, the Indemnified Person shall, subject to the provisions of this Section 12, be entitled to recover such Damages.

(d)         If the Indemnifying Party disputes any claim or claims made in any Officer’s Certificate, the Indemnified Person shall have sixty (60) days to respond in a written statement to the objection of the Indemnifying Party.  If after such sixty (60)-day period there remains a dispute as to any claims, the Parties shall attempt in good faith for sixty (60) days to agree upon the rights of the Parties with respect to each of such claims (the “Claims Period”).

12.7   Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the Parties during the Claims Period pursuant to Section 12.6(d), either Party may initiate formal legal action in accordance with Section 13.6 to resolve such dispute.  The decision of the court or Arbitral Tribunal as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties.

12.8   Third-Party Claims.

(a)         Promptly after receipt by an Indemnified Person of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, Action or Legal Proceeding (each, a “Third-Party Claim”) with respect to which such Indemnified Person may be entitled to receive payment from the Indemnifying Party for Damages pursuant to this Section 12.8, such Indemnified Person will notify the Indemnifying Party promptly following the Indemnified Person’s receipt of such complaint or notice of such Third-Party Claim; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in material prejudice to the Indemnifying Party with respect to such Third-Party Claim.

(b)        The Indemnified Person (i) may by providing advance written notice to Indemnifying Party, select counsel to represent or defend it in any such Third-Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; and (ii) shall have the right to conduct the defense of and to settle or otherwise resolve any such Third-Party Claim, subject to Section 12.8(d); and (iii) shall provide, at the Indemnifying Party’s request, copies of all pleadings and notices with respect to any such Third-Party Claim to the Indemnifying Party.  The Indemnifying Party shall have the right to participate (at its own expense) in, but not to determine or conduct, any defense of or settlement negotiations with respect to any such Third-Party Claim, in each case to the extent that receipt of any such documents or other information related to such Third-Party Claim by the Indemnifying Party does not affect any privilege relating to any Indemnified Person.  Upon written request by the Indemnified Person, the Indemnifying Party shall use commercially reasonable efforts to reasonably cooperate with the defense of any such Third-Party Claim.

(c)        In any Third-Party Claim for which Indemnifying Party assumes the defense, the Indemnified Person will have the right to participate in such matter and to retain its own counsel at the Indemnified Person’s own expense; provided, however, that if either (i) the Indemnifying Party requests any Indemnified Person to assist in defending, settling or resolving the Third-Party Claim or (ii) in the opinion of either the Indemnifying Party or the Indemnified Person (acting reasonably) there is a legal conflict and the Indemnifying Party or the Indemnified Person (as applicable) has obtained a legal opinion that it is advisable that the Indemnified Person have separate legal representation, then any Indemnified Person shall have the right to obtain such separate legal representation and participate in the Third-Party Claim and all such reasonable legal expenses incurred by the Indemnified Person will be indemnified by the Indemnifying Party.  In any Third-Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 12.8(c), the Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Person reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Person with respect to the defense of any such matter and shall provide, at the Indemnified Person’s request, copies of all pleadings and notices with respect to any such Third-Party Claim.  Notwithstanding anything to the contrary contained in this Agreement, whether or not an Indemnifying Party assumes the defense of any Third-Party Claim shall not constitute a presumption or admission with respect to whether the Damages related to such Third-Party Claim are, in fact, subject to indemnification under this Agreement.

(d)       The Party conducting the defense of any Third-Party Claim may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to a Third-Party Claim for which indemnification is being sought under this Agreement without the prior written consent of the other Party; provided, however, that such settlement or compromise (v) is made on a confidential basis, (w) includes an unconditional release of such other Party and its officers, directors, employees and Affiliates from all Liability arising out of such Third-Party Claim, (x) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of such other Party, (y) does not contain any equitable Order or term which grants a license to or other Encumbrance on the Intellectual Property included in the Specified Assets or the Licensed IP, (z) does not impose any liability on the Indemnifying Party for which the Indemnified Person is not entitled to indemnification under this Agreement; provided, further, that such settlement or compromise, if not consented to by the Indemnifying Party, shall not be determinative of the amount of the Indemnifying Party’s indemnification obligations under this Agreement.

12.9   Tax Effect of Indemnification Payments.  All indemnification payments made pursuant to Section 12 shall be treated for all Tax purposes as adjustments to the Total Consideration, as applicable, unless otherwise required by Applicable Law. The allocation of any indemnification payments pursuant to Section 12 for any Tax purposes shall be reasonably determined by onsemi.

12.10  Effect of Investigation.  The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Aura Entities contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of onsemi to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

12.11  Exclusive Remedy.  The provisions contained in this Section 12 are intended to provide the sole and exclusive remedy for the Indemnified Persons following the Closing as to all claims based on, arising out of or relating to the representations, warranties and covenants of the Aura Entities under this Agreement (it being understood that nothing in this Section 12 or elsewhere in this Agreement shall affect Indemnified Persons’ rights to specific performance or other equitable remedies to enforce their rights under this Agreement, specified performance or other equitable remedies to enforce their rights under the Ancillary Agreements or any other instrument executed in connection herewith).

13.         General Provisions.

13.1   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) three (3) Business Days after it is sent by commercial express courier service or e-mail; or (iv) upon transmission if sent via email with confirmation of receipt to the Parties at the following address (or at such other address for a Party as shall be specified upon like notice):

(a)          if to onsemi to:

Semiconductor Components Industries, LLC
5701 N. Pima Rd., Scottsdale, AZ 85250
Attn: Legal
E-mail: [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
4200 Republic Plaza
370 Seventeenth Street
Denver, CO 80202
Attn: Erik G. Knudsen
E-mail: [***]
Attn: Chuan Sun
E-mail: [***]

(b)         if to any of the Aura Entities, to:

Ningbo Aura Semiconductor Co. Limited
6th Bldg C, Shenzhen-HK Int’l Sci-Tech Park, No. 3 Binglang Road,
Futian District, Shenzhen, China.
Attn: Board Secretary
E-mail: [***]

with a copy (which shall not constitute notice) to:

Aura Semiconductor Private Limited
Building 4C, 001, Ground Floor, RMZ Ecoworld SEZ,
Devarabeesanahalli, Marathahalli, Sarjapura Outer Ring Road,
Bangalore, Karnataka, India – 560 103.
Attn: [***]
E-mail: [***]

13.2   Counterparts; Facsimile.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.3    Entire Agreement; Non-assignability; Parties in Interest.  This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Aura Disclosure Schedule: (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which except as set forth in Section 8.5 shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms; and (b) are not intended to confer upon any other Person (other than a permitted assignee) any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.  Notwithstanding the foregoing, and, in the case of Aura Entities, also subject to Section 9.1(a) of this Agreement, either Party may freely assign any of its rights or obligations under this Agreement to an Affiliate or in connection with a change in control or other similar transaction or by operation of law or any post-Closing buyer of all or substantially all of that Party’s assets (provided, that, such post-Closing buyer shall agree in writing to assume all of onsemi’s obligations, as applicable, under this Agreement).  Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.4   Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then: (i) such provision shall be reformed without further action by the Parties to the extent strictly necessary to render such provision legal, valid and enforceable when applied to such particular facts, circumstance or jurisdiction and in a manner that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision, (ii) the legality, validity and enforceability of such provision as applied to any other particular facts or circumstance, and the legality, validity and enforceability of the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties and (iii) the application of such provision to any jurisdiction, Person or circumstances other than those to which it is illegal, invalid or unenforceable shall not be affected thereby.  In the event that the provisions of Section 2.3 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Applicable Law, then the provisions thereof shall be deemed reformed to the maximum extent permitted by Applicable Law.

13.5    Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.6   Governing Law; Dispute Resolution.  This Agreement, and any dispute, controversy or claim arising under, related to or in connection with this Agreement, or the relationship of the Parties, shall be governed by and construed in accordance with the internal laws of the State of California applicable to Parties residing in California, without regard applicable principles of conflicts of law.

(a)       Subject to Section 5.4(e), any dispute, controversy or claim arising out of, related to or in connection with this Agreement or the Ancillary Agreements, including any question regarding their existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (“Rules”) in effect when the Notice of Arbitration is submitted, except as they may be modified herein.

(b)          The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”).

(c)         Any award rendered by the Arbitral Tribunal shall be final and binding on the Parties the Parties undertake to carry out any award without delay and judgment on the award may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its assets.

(d)         The seat of arbitration shall be Hong Kong, and the arbitration shall be conducted in the English language.

(e)         Nothing herein shall prevent any Party from seeking any provisional remedies including temporary restraining orders or preliminary injunctions or their equivalent, any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other Order in aid of arbitration proceedings (“Interim Relief”) from any court of competent jurisdiction.  The Arbitral Tribunal (and, if applicable, emergency arbitrator) shall have full authority to grant any Interim Relief.  Any Interim Relief so issued shall, to the extent permitted by Applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance pursuant to Section 13.8.  The Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an emergency arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the emergency arbitrator and conduct any such proceeding with respect to the actions of the emergency arbitrator on an expedited basis; and in the event an emergency arbitrator or the Arbitral Tribunal issues an Order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(f)        In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolution provisions in this Section 13.6, to obtain relief as described in this Section 13.6, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13.1 shall be effective service of process for any claim brought against such Party in any such court.

(g)      Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.6.

13.7   Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

13.8   Specific Enforcement.  The Parties acknowledge and agree that the other Parties would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by any other Party in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that any Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

13.9   Amendment; Waiver.  Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver.  The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

13.10 Languages.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement (i.e., the English version) shall prevail.

13.11  Interpretation.

(a)        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b)        The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)         The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(e)         The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 6 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to onsemi or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by the Aura Entities) by onsemi or its Representatives in the virtual data room set up by the Parties in connection with this Agreement at least two (2) Business Days prior to the Execution Date or (ii) actually delivered (whether by physical or electronic delivery) upon request to onsemi or its Representatives at least two (2) Business Days prior to the Execution Date.

(f)          The words “in writing” shall include email or other electronic methods of delivery.

(g)        Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.

(h)         Any reference in this Agreement to “dollars”, “USD” or “$” shall be to U.S. dollars.

(i)       References from or through any date will mean, unless otherwise specified, from and including or through and including, respectively.

[The Remainder Of This Page Is Intentionally Left Blank.]

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Semiconductor Components Industries, LLC

By:	/s/ Paul Dutton

Name:	Paul Dutton

Title:	SVP, Chief Legal Officer and Secretary

Signature Page to Master Framework Agreement

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Ningbo Aura Semiconductor Co., Ltd.

By:	/s/ Wang Chengdong

Name:	Wang Chengdong

Title:	President

Company chop:

Aura Semiconductor Pvt. Ltd.

By:	/s/ Srinath Sridharan

Name:	Srinath Sridharan

Title:	CEO & Director

Shaoxing Yuanfang Semiconductor Co Ltd.

By:	/s/ Yang Zhigang

Name:	Yang Zhigang

Title:	CEO & Director

Company chop:

Aura Semiconductor Limited

By:	/s/ Wang Yingpu

Name:	Wang Yingpu

Title:	Director

Signature Page to Master Framework Agreement

Aim Core Holdings Limited

By:	/s/ Wang Yingpu

Name:	Wang Yingpu

Title:	Director

Signature Page to Master Framework Agreement

The following schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. onsemi hereby undertakes to furnish supplemental copies of such schedules and attachments to the SEC upon request.

1.	Exhibit A – Form of Support Services Agreement
2.	Exhibit B – Form of Bill of Sale
3.	Exhibit C – Form of Guarantee by Aura Guarantor
4.	Exhibit D – Form of Treo Technology Access Agreement
5.	Schedule 1.1(a) – Category 1 Products
6.	Schedule 1.1(b) – Category 2 Products
7.	Schedule 1.1(c) – Category 3 Products
8.	Schedule 1.1(d) – Aura Knowledge Parties
9.	Schedule 1.1(e) – Exceptions to Restricted Customers
10.	Schedule 1.1(f) – Semiconductor Product Platforms
11.	Schedule 4.2 – Additional Approve Treo User Schedule
12.	Schedule 5.1 – Consideration and Delivery Schedule
13.	Schedule 5.4(a) – Earnout Schedule